EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MIMEDX GROUP, INC.,
MP HOLDINGS ACQUISITION SUB,
ORCI ACQUISITION SUB,
MEMBRANE PRODUCTS HOLDINGS, LLC,
ONRAMP CAPITAL INVESTMENTS, LLC,
THE MEMBERS,
AND
THE MEMBER REPRESENTATIVE.
DATED DECEMBER 22, 2010

AGREEMENT AND PLAN OF MERGER

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EXHIBITS

Exhibit A	Form of Notes
Exhibit B	Resignation and Release
Exhibit C	Escrow Agreement
Exhibit D	Restrictive Covenants Agreement
Exhibit E	Employment Agreement
Exhibit F	Registration Rights Agreement
Exhibit G	Security Agreement
SCHEDULES
Company Disclosure Schedule

Schedule I	Definitions
Schedule 1.155	Surgical Biologics Products
Schedule 3.4(a)	Transaction Consideration Schedule
Schedule 5.4	Members
Schedule 7.1	Conduct of Business
Schedule 7.8	Restrictive Covenants Agreement Signatories
Schedule 7.9	Employment Agreement Signatories

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER is entered into as of the 22nd day of December, 2010 by and among: MIMEDX GROUP, INC., a corporation organized under the laws of the State of Florida (the “Parent”); MP HOLDINGS ACQUISITION SUB, LLC, a limited liability company organized under the laws of the State of Georgia (“MP Holdings Acquisition Sub”); ORCI ACQUISITION SUB, LLC, a limited liability company organized under the laws of the State of Georgia (“OnRamp Acquisition Sub”); MEMBRANE PRODUCTS HOLDINGS, LLC, a limited liability company organized under the laws of the State of Georgia (“MP Holdings”); each of the MP Holdings Members (as defined herein); ONRAMP CAPITAL INVESTMENTS, LLC, a limited liability company organized under the laws of the State of Georgia (“OnRamp”); each of the OnRamp Members (as defined herein); JOHN R. DANIEL, in his capacity as the representative of the Members (the “Member Representative”); and SURGICAL BIOLOGICS, LLC, a limited liability company organized under the laws of the State of Georgia (“Surgical Biologics”).
R E C I T A L S
WHEREAS, MP Holdings and OnRamp are the only members of Surgical Biologics, and, collectively, own all of the outstanding Equity Interests therein;
WHEREAS, each of MP Holdings Acquisition Sub and OnRamp Acquisition Sub is a wholly-owned Subsidiary of Parent;
WHEREAS, MP Holdings desires to merge with and into MP Holdings Acquisition Sub (the “MP Holdings Merger”), pursuant to which MP Holdings Acquisition Sub will be the surviving limited liability company and the MP Holdings Members will be entitled to receive the MP Holdings Consideration as set forth on the Transaction Consideration Schedule, all upon the terms and subject to the conditions set forth herein;
WHEREAS, OnRamp desires to merge with and into OnRamp Acquisition Sub (the “OnRamp Merger,” and, together with MP Holdings Merger, the “Merger”), pursuant to which OnRamp Acquisition Sub will be the surviving limited liability company and the OnRamp Members will be entitled to receive the OnRamp Consideration as set forth on the Transaction Consideration Schedule, all upon the terms and subject to the conditions set forth herein;
WHEREAS, the MP Holdings Merger and the OnRamp Merger are intended by the parties to qualify as tax-deferred reorganizations pursuant to Code Section 368(a)(1)(A);
WHEREAS, the Managers of MP Holdings (the “MP Holdings Managers”) have unanimously declared it advisable and in the best interests of the MP Holdings Members, and the MP Holdings Members have approved and directed, that MP Holdings enter into this Agreement and consummate the MP Holdings Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Managers of OnRamp (the “OnRamp Managers”) have unanimously declared it advisable and in the best interests of the OnRamp Members, and the OnRamp Members have approved and directed, that OnRamp enter into this Agreement and consummate the OnRamp Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in connection with the execution and delivery of this Agreement, each Member is executing and delivering to the Companies and the Parent a counterpart signature page to this Agreement or Joinder Agreement, becoming a Member for purposes of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual representations and warranties and covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
For purposes of this Agreement, capitalized terms used in this Agreement and not otherwise defined elsewhere shall have the meanings ascribed to such terms as set forth Schedule I attached hereto and incorporated herein by reference.
ARTICLE II
THE MERGERS
2.1 MP Holdings Merger.
(a) MP Holdings Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the GLLCA: (i) MP Holdings shall be merged with and into MP Holdings Acquisition Sub; (ii) the separate existence of MP Holdings shall cease, and the existence of MP Holdings Acquisition Sub shall continue; and (iii) MP Holdings Acquisition Sub shall remain a wholly-owned Subsidiary of Parent.
(b) Effect of MP Holdings Merger. At the Effective Time, the effect of the MP Holdings Merger shall be as provided in this Agreement, the articles of merger as contemplated by the GLLCA (the “MP Holdings Articles of Merger”), and the applicable provisions of the GLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, assets, rights, privileges, powers, and franchises of MP Holdings shall vest in MP Holdings Acquisition Sub without reversion or impairment, without further act or deed, and without any conveyance, transfer, or assignment having occurred, and all debts, liabilities, and duties of MP Holdings shall become the debts, liabilities, and duties of MP Holdings Acquisition Sub.
(c) Effective Time. On the Closing Date, the parties hereto shall cause the MP Holdings Merger to be consummated by filing the MP Holdings Articles of Merger, together with any required, related certificates, with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, the GLLCA. The MP Holdings Merger shall be effective as of the Effective Time.

(d) Articles of Organization; Operating Agreement.
(i) Articles of Organization. At the Effective Time, and without any further action on the part of the parties hereto, the Articles of Organization of MP Holdings Acquisition Sub, as in effect immediately prior to the Effective Time, shall remain the Articles of Organization of MP Holdings Acquisition Sub until thereafter amended in accordance with the GLLCA and such articles of organization.
(ii) Operating Agreement. At the Effective Time, and without any further action on the part of the parties hereto, the Operating Agreement of MP Holdings Acquisition Sub, as in effect immediately prior to the Effective Time, shall remain the Operating Agreement of MP Holdings Acquisition Sub until thereafter amended in accordance with the GLLCA, the Articles of Organization of MP Holdings Acquisition Sub, and such operating agreement.
(e) MP Holdings Acquisition Sub Manager and Officers. At the Effective Time, and without any further action on the part of the parties hereto, (i) the manager of MP Holdings Acquisition Sub immediately prior to the Effective Time shall be and remain the sole manager of MP Holdings Acquisition Sub, to hold office in accordance with the Articles of Organization and the Operating Agreement of MP Holdings Acquisition Sub, and (ii) the officers of MP Holdings Acquisition Sub immediately prior to the Effective Time shall be and remain the only officers of MP Holdings Acquisition Sub, each to hold office in accordance with the Articles of Organization and the Operating Agreement of MP Holdings Acquisition Sub.
(f) Additional Actions. If, at any time after the Effective Time, MP Holdings Acquisition Sub shall consider or be advised that any deeds, bills of sale, assignments, or assurances or any other acts or things are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in MP Holdings Acquisition Sub, its right, title, or interest in, to, or under any of the properties, assets, rights, privileges, powers, or franchises of MP Holdings acquired or to be acquired by reason of, or as a result of, the MP Holdings Merger, or otherwise to carry out the purposes of this Agreement, MP Holdings Acquisition Sub and its officers and manager shall be authorized to execute and deliver, in the name and on behalf of MP Holdings all such deeds, bills of sale, assignments, and assurances and to do, in the name and on behalf of MP Holdings, all such other acts and things necessary or desirable to vest, perfect, or confirm any and all right, title, or interest in, to, or under such properties, assets, rights, privileges, powers, or franchises in MP Holdings Acquisition Sub or otherwise to carry out the purposes of this Agreement.
2.2 OnRamp Merger.
(a) OnRamp Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the GLLCA: (i) OnRamp shall be merged with and into OnRamp Acquisition Sub; (ii) the separate existence of OnRamp shall cease, and the existence of OnRamp Acquisition Sub shall continue as the surviving company; and (iii) OnRamp Acquisition Sub shall remain a wholly-owned Subsidiary of Parent.

(b) Effect of OnRamp Merger. At the Effective Time, the effect of the OnRamp Merger shall be as provided in this Agreement, the articles of merger as contemplated by the GLLCA (the “OnRamp Articles of Merger”), and the applicable provisions of the GLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, assets, rights, privileges, powers, and franchises of OnRamp shall vest in OnRamp Acquisition Sub without reversion or impairment, without further act or deed, and without any conveyance, transfer, or assignment having occurred, and all debts, liabilities, and duties of OnRamp shall become the debts, liabilities, and duties of OnRamp Acquisition Sub.
(c) Effective Time. On the Closing Date, the parties hereto shall cause the OnRamp Merger to be consummated by filing the OnRamp Articles of Merger, together with any required, related certificates, with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, the GLLCA. The OnRamp Merger shall be effective as of the Effective Time.
(d) Articles of Organization; Operating Agreement.
(i) Articles of Organization. At the Effective Time, and without any further action on the part of the parties hereto, the Articles of Organization of OnRamp Acquisition Sub, as in effect immediately prior to the Effective Time, shall remain the Articles of Organization of OnRamp Acquisition Sub until thereafter amended in accordance with the GLLCA and such Articles of Organization.
(ii) Operating Agreement. At the Effective Time, and without any further action on the part of the parties hereto, the Operating Agreement of OnRamp Acquisition Sub, as in effect immediately prior to the Effective Time, shall remain the Operating Agreement of OnRamp Acquisition Sub until thereafter amended in accordance with the GLLCA, the Articles of Organization of OnRamp Acquisition Sub, and such Operating Agreement.
(e) OnRamp Acquisition Sub Manager and Officers. At the Effective Time, and without any further action on the part of the parties hereto, (i) the manager of OnRamp Acquisition Sub immediately prior to the Effective Time shall be and remain the sole manager of OnRamp Acquisition Sub, to hold office in accordance with the Articles of Organization and the Operating Agreement of OnRamp Acquisition Sub, and (ii) the officers of OnRamp Acquisition Sub immediately prior to the Effective Time shall be and remain the only officers of OnRamp Acquisition Sub, each to hold office in accordance with the Articles of Organization and the Operating Agreement of OnRamp Acquisition Sub.
(f) Additional Actions. If, at any time after the Effective Time, OnRamp Acquisition Sub shall consider or be advised that any deeds, bills of sale, assignments, or assurances or any other acts or things are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in OnRamp Acquisition Sub, its right, title, or interest in, to, or under any of the properties, assets, rights, privileges, powers, or franchises of OnRamp acquired or to be acquired by reason of, or as a result of, the OnRamp Merger, or otherwise to carry out the purposes of this Agreement, OnRamp Acquisition Sub and its proper officers and manager shall be authorized to execute and deliver, in the name and on behalf of OnRamp all such deeds, bills of sale, assignments, and assurances and to do, in the name and on behalf of OnRamp, all such other acts and things necessary or desirable to vest, perfect, or confirm any and all right, title, or interest in, to, or under such properties, assets, rights, privileges, powers, or franchises in OnRamp Acquisition Sub or otherwise to carry out the purposes of this Agreement.

2.3 Closing. Unless this Agreement shall have been terminated and the MP Holdings Merger or the OnRamp Merger shall have been abandoned pursuant to ARTICLE XI and, subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX and ARTICLE X, the Closing will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in ARTICLE IX and ARTICLE X, at the offices of Womble Carlyle Sandridge & Rice, PLLC, 271 17th Street NW, Suite 2400, Atlanta, Georgia 30363, unless another date, time, or place is agreed to in writing by MP Holdings, OnRamp and the Parent; provided, however, that the Closing may be conducted by facsimile or PDF transmitted via electronic mail with exchange of original signatures by overnight courier.
ARTICLE III
EFFECT OF MERGER; AMOUNT OF TRANSACTION CONSIDERATION;
PAYMENTS, ISSUANCES AND DEPOSITS; EXCHANGE PROCEDURES
3.1 Treatment of Equity Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of any of the Companies, the Acquisition Parties, or the Members:
(a) MP Holdings Membership Interests. The membership interests of MP Holdings Acquisition Sub outstanding immediately prior to the Effective Time shall be and remain all of the outstanding membership interests of MP Holdings Acquisition Sub, and all of the MP Holdings Membership Interests shall, by virtue of the MP Holdings Merger and without any further action on the part of the holders thereof, automatically be cancelled and extinguished and be converted into and represent the non-assignable right to receive the following (the “MP Holdings Consideration”):
(i) the MP Holdings Closing Cash Consideration, payable in cash without interest at the Closing;
(ii) the MP Holdings Notes;
(iii) the MP Holdings Closing Stock Consideration; and
(iv) the MP Holdings Additional Amounts, if any, that become payable in accordance with the terms of this Agreement.
(b) OnRamp Membership Interests. The membership interests of OnRamp Acquisition Sub outstanding immediately prior to the Effective Time shall be and remain all of the outstanding membership interests of OnRamp Acquisition Sub, and all of the OnRamp Membership Interests shall, by virtue of the OnRamp Merger and without any further action on the part of the holders thereof, automatically be cancelled and extinguished and be converted into and represent the non-assignable right to receive the following (the “OnRamp Consideration”):
(i) the OnRamp Closing Cash Consideration, payable in cash without interest at the Closing;
(ii) the OnRamp Notes;
(iii) the OnRamp Closing Stock Consideration; and
(iv) the OnRamp Additional Amounts, if any, that become payable in accordance with the terms of this Agreement.

(c) The MP Holdings Consideration shall be allocated among the MP Holdings Members as set forth on the Transaction Consideration Schedule. The OnRamp Consideration shall be allocated among the OnRamp Members as set forth on the Transaction Consideration Schedule.
3.2 Withholding Rights. The Parent, the Surviving Companies and/or the Member Representative shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Member such amounts as the Parent, the Surviving Companies and/or the Member Representative, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Parent, the Surviving Companies and/or the Member Representative, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Member in respect of which such deduction and withholding was made by the Parent, the Surviving Companies and/or the Member Representative, as applicable.
3.3 Rounding. The amount of each contemporaneous cash payment each Member is entitled to receive pursuant to the terms of this Agreement shall be rounded to the nearest cent and computed after aggregating all contemporaneous cash payments due to such Member.
3.4 Amount of Transaction Consideration. The amount of the Transaction Consideration shall be subject to adjustment as follows:
(a) Working Capital Deficit, Excess Indebtedness, and Company Transaction Expenses.
(i) No later than three (3) business days prior to the Closing Date, the Member Representative shall deliver to the Parent a schedule (the “Transaction Consideration Schedule”) setting forth (a) the name of each Member, (b) the ownership interest in MP Holdings or OnRamp held by such Member immediately prior to the Closing, (c) the aggregate principal amount of the MP Holdings Note or the OnRamp Note, as applicable, to be issued to such Member at the Closing, (d) the percentage of the Aggregate Closing Stock Consideration to be issued to such Member at Closing, (e) the amount of the Aggregate Closing Cash Consideration payable to such Member at Closing, and (f) such Member’s entitlement to any Additional Payment Amounts (expressed as a percentage relative to the entitlement of all Members). The Companies shall deliver to the Parent all reasonably requested relevant backup materials, in detail reasonably requested by the Parent. The Parent shall withhold One Hundred Fifty Thousand and No/100 Dollars ($150,000) (the “Holdback Amount”) from the Aggregate Cash Consideration paid at Closing.

(ii) No later than one hundred twenty (120) days following the Closing Date, the Parent shall deliver to the Member Representative the Parent’s determination of (A) the excess of Two Hundred Eighty-five Thousand and NO/100 Dollars ($285,000.00) over the Closing Working Capital, if any (the “Working Capital Deficit”), (B) the Closing Indebtedness in excess of Two Hundred Forty-One Thousand Seventy-Five and NO/100 Dollars ($241,075.00), if any (the “Excess Indebtedness”), and (C) the Company Transaction Expenses, including all reasonable attorneys’ fees incurred by the Companies, which shall be promptly paid by Parent, upon the prior approval of the Member Representative, from the Holdback Amount upon presentation of invoices therefor (the “Post-Closing Statement”). The Parent shall deliver to the Member Representative all reasonably requested relevant backup materials, in detail reasonable requested by the Member Representative. The determination of the Working Capital Deficit, the Excess Indebtedness, and the Company Transaction Expenses as reflected on the Post-Closing Statement shall become final and binding for purposes of this Section 3.4(a)(ii) on the thirtieth (30th) day following receipt thereof by the Member Representative unless the Member Representative gives written notice of the Member Representative’s objection to the Post-Closing Statement to the Parent prior to such date, specifying in reasonable detail the basis of such objections. If a timely notice of disagreement is received by the Parent in accordance with the preceding sentence, then the Member Representative and the Parent shall work in good faith to resolve such disputes, and if the Member Representative and the Parent cannot resolve such disputes within thirty (30) days after delivery by the Member Representative of the notice of disagreement, such disputes shall be referred to the Independent Accountant, which shall be directed to resolve such disputes in accordance with the terms of this Agreement, if applicable, within sixty (60) days thereafter, and whose decision shall be final and binding for purposes of this Section 3.4(a)(ii). All of the fees and expenses of the Independent Accountant shall be borne by the Parent, on the one hand, and the Members, on the other hand, based on the relative correctness of the positions asserted by the Parent and the Member Representative, respectively. If a retainer is required by the Independent Accountant, the retainer shall be split equally between the Parent and the Members; provided, however, that the retainer shall be considered part of the fees and expenses of the Independent Accountant and if either the Parent or the Member Representative has or have paid a portion of the retainer, such party will be entitled to be reimbursed by the other party to the extent required herein.
(iii) No later than three (3) business days following the final determination of the Working Capital Deficit, the Excess Indebtedness, and the Company Transaction Expenses, as provided above:
(A) if the sum of the Working Capital Deficit, plus the Excess Indebtedness, plus the Company Transaction Expenses, each as finally determined in accordance with Section 3.4(a)(ii), is greater than the Holdback Amount, then the Parent shall retain the Holdback Amount and the amount by which such sum exceeds the Holdback Amount shall be offset proportionately against the amounts owed by the Acquisition Parties under the Notes (which offset shall not be included in the calculation of the Cap in Section 12.7(b)); and
(B) if the sum of the Working Capital Deficit plus the Excess Indebtedness plus the Company Transaction Expenses, each as finally determined in accordance with Section 3.4(a)(ii), does not exceed the Holdback Amount, then the Parent shall deliver to the Member Representative, for further distribution to the Members as an Additional Payment Amount, the amount, if any, that the Holdback Amount exceeds such sum.

(b) 2011 Contingency-Based Payment. In addition to the Aggregate Consideration, Parent shall deliver to the Member Representative, for further distribution to the Members as an Additional Payment Amount in accordance with the Transaction Consideration Schedule, an aggregate number of shares of Parent Common Stock equal to (i) sixty percent (60%) of the excess of the Gross Revenues in calendar year 2011 over the Gross Revenues in calendar year 2010 minus (ii) the FDA Approval Costs, with such difference being divided by the 2011 Share Value (the “2011 Contingency-Based Payment”). The Parent shall deliver the 2011 Contingency-Based Payment to the Member Representative no later than thirty (30) days after the date the Parent files its Form 10-K for the 2011 fiscal year.
(c) 2012 Contingency-Based Payment. In addition to the Aggregate Consideration, Parent shall deliver to the Member Representative, for further distribution to the Members as an Additional Payment Amount in accordance with the Transaction Consideration Schedule, an aggregate number of shares of Parent Common Stock equal to (i) thirty percent (30%) of the excess of the Gross Revenues in calendar year 2012 over the Gross Revenues in calendar year 2011 minus (ii) the FDA Approval Costs not deducted by the Parent pursuant to Section 3.4(b), with such difference being divided by the 2012 Share Value (the “2012 Contingency-Based Payment”). The Parent shall deliver the 2012 Contingency-Based Payment to the Member Representative no later than thirty (30) days after the date the Parent files its Form 10-K for the 2012 fiscal year.
(d) Gross Revenues Adjustment.
(i) 2011 Gross Revenues. For purposes of calculating the 2011 Contingency-Based Payment, the Gross Revenues for 2011 shall be (i) reduced by the amount, if any, by which the aggregate Cost of Goods for 2011 sales of Surgical Biologics Products exceeds one hundred ten percent (110%) of the aggregate of the Unit Cost for each such Surgical Biologics Product multiplied by the number of units of such Surgical Biologics Product included in the 2011 Gross Revenues; and (ii) increased, by the amount, if any, by which ninety percent (90%) of the aggregate of the Unit Cost for each Surgical Biologics Product multiplied by the number of units of such Surgical Biologics Product included in 2011 Gross Revenues exceeds the aggregate Cost of Goods for 2011 sales of Surgical Biologics Products.
(ii) 2012 Gross Revenues. For purposes of calculating of the 2012 Contingency-Based Payment, the Gross Revenues for 2012 shall be (i) reduced by the amount, if any, by which the aggregate Cost of Goods for 2012 sales of Surgical Biologics Products exceeds one hundred ten percent (110%) of the aggregate of the Unit Cost for such Surgical Biologics Product multiplied by the number of units of such Surgical Biologics Product included in the 2012 Gross Revenues; and (ii) increased, by the amount, if any, by which ninety percent (90%) of the aggregate of the Unit Cost for each Surgical Biologics Product multiplied by the number of units of such Surgical Biologics Product included in 2012 Gross Revenues exceeds the aggregate Cost of Goods for 2012 sales of Surgical Biologics Products.

(e) Inspection; Dispute Resolution. Upon at least ten (10) business days advance written notice to the Parent for the period following the Closing during which the Members are entitled to Additional Payment Amounts, and for ninety (90) days thereafter, the Member Representative shall be permitted to inspect the relevant books and records of the Parent and the Surviving Companies solely to the extent necessary or appropriate to ensure the Parent’s compliance with Sections 3.4(a), (b), (c) and (d) of this Agreement. The Member Representative hereby agrees that any information that he has access to or of which he becomes aware in connection with such inspection shall be treated in accordance with Section 8.8 hereof. In the event that the Parent and the Member Representative disagree whether the Parent’s obligation to fund an Additional Payment Amount has occurred in accordance with Sections 3.4(a), (b), (c) and (d) of this Agreement or with regards to the amount of any such Additional Payment Amount, then the Member Representative and the Parent shall work in good faith to resolve such disputes, and if the Member Representative and the Parent cannot resolve such disputes within thirty (30) days after delivery by the Member Representative of his written notice of disagreement, such disputes shall be referred to the Independent Accountant, which shall be directed to resolve such disputes in accordance with the terms of this Agreement within sixty (60) days thereafter, and whose decision shall be final and binding on all the parties. All of the reasonable fees and expenses of the Independent Accountant shall be borne by the Parent and the Member Representative (on behalf of the Members) based on the relative correctness of the positions asserted by such parties. If a retainer is required by the Independent Accountant, the retainer shall be split equally between the Parent and the Member Representative (on behalf of the Members); provided, however, that the retainer shall be considered part of the fees and expenses of the Independent Accountant and if either the Parent or the Member Representative has or have paid a portion of the retainer, such party will be entitled to be reimbursed by the other party to the extent required herein.
3.5 Payments and Deposits.
(a) Payment of Aggregate Cash Consideration. At the Closing, the Parent shall deliver to the Member Representative, for payment to the Members in accordance with Sections 3.7 and 3.8, cash in an amount equal to the Aggregate Cash Consideration, as adjusted pursuant to Section 3.4(a).
(b) Issuance of Aggregate Closing Stock Consideration. At the Closing, the Parent shall deliver to the Member Representative, for delivery to the Members in accordance with Sections 3.7 and 3.8, the Aggregate Closing Stock Consideration, issued to the Members as set forth in the Transaction Consideration Schedule.
(c) Deposit of Escrow Stock. At the Closing, the Parent shall deposit with the Escrow Agent, for the Escrow Period and pursuant to the terms of the Escrow Agreement, the Escrow Stock, for satisfaction of Losses for which any Surviving Company Indemnified Party is entitled to receive indemnification under ARTICLE XII.

3.6 Issuance of Notes. At the Closing, the Parent shall issue and deliver (i) the MP Holdings Notes to the MP Holdings Members, and (ii) the OnRamp Notes to the OnRamp Members, all of which shall be issued to and held by the Member Representative.
3.7 MP Holdings Exchange Procedure. At the Effective Time, each MP Holdings Member shall be entitled to receive in exchange for the MP Holdings Membership Interests owned by such MP Holdings Member, such MP Holdings Member’s share of the MP Holdings Closing Consideration as set forth on the Transaction Consideration Schedule, and the MP Holdings Membership Interests shall be automatically canceled, without any further action, upon the acceptance of the MP Holdings Articles of Merger by the Secretary of State of the State of Georgia. From and after the Effective Time, the MP Holdings Members shall cease to have any rights in respect of such membership interest and the rights of the MP Holdings Members shall be solely the right to receive such MP Holdings Member’s share of the MP Holdings Consideration as set forth on the Transaction Consideration Schedule.
3.8 OnRamp Exchange Procedure. At the Effective Time, each OnRamp Member shall be entitled to receive in exchange for the OnRamp Membership Interests owned by such OnRamp Member, such OnRamp Member’s share of the OnRamp Closing Consideration as set forth on the Transaction Consideration Schedule, and the OnRamp Membership Interests shall be automatically canceled, without any further action, upon the acceptance of the OnRamp Articles of Merger by the Secretary of State of the State of Georgia. From and after the Effective Time, the OnRamp Members shall cease to have any rights in respect of such membership interest and the rights of the OnRamp Members shall be solely the right to receive such OnRamp Member’s share of the OnRamp Consideration as set forth on the Transaction Consideration Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
The Companies hereby, jointly and severally, represent and warrant to the Acquisition Parties that, except as set forth in the Company Disclosure Schedule, the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV to the extent it is readily apparent from a reading of the disclosure and without independent knowledge of the matter disclosed that such disclosure is applicable to such other sections and subsections. References to the “knowledge” of a Company shall refer to the actual knowledge of the officers of that Company after due inquiry with respect to the subject matter thereof.
4.1 Company Organization. MP Holdings is a limited liability company duly organized and validly existing under the laws of the State of Georgia. OnRamp is a limited liability company duly organized and validly existing under the laws of the State of Georgia. Surgical Biologics is a limited liability company duly organized and validly existing under the laws of the State of Georgia. Each of the Companies has the requisite company power and authority, as applicable, to own, operate, and lease the properties and assets it now owns, operates, and leases and to carry on its business as presently conducted. Each of the Companies is duly qualified to transact business as a foreign limited liability company and is in good standing in the jurisdictions set forth in Section 4.1(a) of the Company Disclosure Schedule, which are the only jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated, or leased by it or the business currently conducted by it, except as would not have a Company Material Adverse Effect. Attached hereto as Section 4.1(b) of the Company Disclosure Schedule are complete and correct copies of the Company Governing Documents, each as amended to date (and no amendments are pending).
4.2 Authorization; Enforceability. Each Company has the requisite company power and authority, as applicable, to enter into this Agreement and any other agreements contemplated hereby to be entered into by the Companies and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and unanimously approved by each of the OnRamp Managers and the MP Holdings Managers and by each of the Members, and no other company proceeding on the part of any Company is necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Articles of Merger pursuant to the GLLCA) the consummation of the Transactions. This Agreement has been duly executed and delivered by each Company and, assuming due authorization, execution, and delivery of this Agreement by the other parties hereto, constitutes the valid and binding agreement of each Company, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other applicable Laws affecting the enforcement of creditors’ rights generally and by general equitable and fiduciary principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
4.3 No Violations. With respect to the MP Holdings Merger, subject to the filing of the MP Holdings Articles of Merger with the Secretary of State of the State of Georgia (and approval thereof), and, with respect to the OnRamp Merger, subject to the filing of the OnRamp Articles of Merger with the Secretary of State of the State of Georgia (and approval thereof), the execution and delivery of this Agreement and the consummation of the Transactions will not: (a) violate or conflict with any provision of the Company Governing Documents; (b) breach, violate, or constitute an event of default under, give rise to any right of termination, cancellation, modification, or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, Contract, or other instrument or obligation to which any Company is a party, or by which any Company or any of its properties or assets may be bound, except as set forth in Section 4.3 of the Company Disclosure Schedule; (c) violate or conflict with any applicable Laws; or (d) require, on the part of any Company, any filing or registration with, or permit, license, exemption, consent, authorization, or approval of, or the giving of any notice to, any Governmental Entity.
4.4 Consents and Approvals.
(a) Section 4.4(a) of the Company Disclosure Schedule lists each consent, approval, authorization, registration, filing, or notice with any Governmental Entity that is required in connection with the execution, delivery and performance by the Companies of this Agreement.
(b) Section 4.4(b) of the Company Disclosure Schedule lists each consent, approval, authorization of, or notice to any other third party that is required in connection with the execution, delivery and performance by the Companies of this Agreement.

4.5 Capitalization.
(a) (i) the MP Holdings Membership Interests are outstanding and owned of record and beneficially as set forth in Section 4.5(a) of the Company Disclosure Schedule, and (ii) the OnRamp Membership Interests are outstanding and owned of record and beneficially as set forth in Section 4.5(a) of the Company Disclosure Schedule, and (iii) the Surgical Biologics Membership Interests are outstanding and owned of record and beneficially as set forth in Section 4.5(a) of the Company Disclosure Schedule. All outstanding Surgical Biologics Membership Interests, MP Holdings Membership Interests, and OnRamp Membership Interests: (A) are duly authorized, validly issued, and fully paid and nonassessable; (B) were not issued in violation of any preemptive rights or any legal requirements, including any applicable federal, state, or foreign securities laws; and (C) are not subject to preemptive rights created by statute, the Company Governing Documents, or any Contract to which any Company is a party or by which any Company is bound.
(b) Section 4.5(b) of the Company Disclosure Schedule sets forth a list of the holders of outstanding Options and Warrants and lists for each outstanding Option or Warrant, (i) the amount of Equity Interest issuable under such Option or Warrant and (ii) the exercise price of such Option or Warrant. All shares of Equity Interest issuable upon exercise of outstanding Options or Warrants, when issued pursuant to the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, and fully paid and nonassessable and not issued in violation of any preemptive rights or any legal requirements, including any applicable federal, state, or foreign securities laws.
(c) Except as set forth in Sections 4.5(a), 4.5(b), and 4.5(c) of the Company Disclosure Schedule, no shares of Equity Interests of any Company are issued, reserved for issuance, or outstanding. Except as set forth in Section 4.5(c) of the Company Disclosure Schedule, there are no bonds, debentures, notes, or other Indebtedness of any Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Members may vote. Except as set forth above and in Section 4.5(c) of the Company Disclosure Schedule, there are no securities, partnership interests, or similar ownership interests, options, warrants, calls, rights (including preemptive rights), or Contracts of any kind to which any Company is a party, or by which any Company is bound, obligating any Company to issue, deliver, sell, repurchase, or redeem, or cause to be issued, delivered, sold, repurchased, or redeemed, any of its Equity Interests.
(d) There are no agreements between any Company and any holder of Equity Interests of any Company or, to the knowledge of the Companies, among such holders, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of any Equity Interests of any Company, except as set forth in Section 4.5(d) of the Company Disclosure Schedule, which agreements are to be terminated as of the Closing Date.

(e) The Transaction Consideration Schedule, when delivered to the Parent in accordance with Section 3.4(a), will be true and correct in all respects, and the allocation of the Transaction Consideration as described thereon is consistent with, and is not in violation of, the terms and conditions of this Agreement, the Company Governing Documents, applicable Law and the terms of all Options and Warrants.
4.6 Subsidiaries. MP Holdings and OnRamp collectively own all of the outstanding Equity Interests of Surgical Biologics. Other than the Equity Interests of Surgical Biologics owned by MP Holdings and OnRamp, no Company controls, directly or indirectly, or holds or owns, directly or indirectly, any Equity Interests in, any Person.
4.7 Financial Statements.
(a) Surgical Biologics has previously delivered to the Parent true and complete copies of the Financial Statements. The Financial Statements: (i) have been prepared in accordance with the books and records of the Companies; (ii) present fairly, in all material respects, the assets, liabilities, and financial condition of Surgical Biologics as of the respective dates thereof, and the results of operations for the periods covered thereby; and (iii) have been prepared in accordance with past practices, consistently applied, provided that the unaudited Financial Statements are subject to normal year-end audit adjustments that will not be, individually or in the aggregate, material in magnitude with respect to such unaudited Financial Statements and do not contain explanatory footnotes.
(b) There are no liabilities or obligations of the Companies of any kind or nature whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed or provided for in the Balance Sheets; (ii) liabilities or obligations under this Agreement; and (iii) liabilities or obligations set forth in Section 4.7(b) of the Company Disclosure Schedule.
(c) Surgical Biologics maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) that transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with past practices, consistently applied, and to maintain asset accountability; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the such Company’s assets. No Company has received any oral or written notification of any “significant deficiency” or “material weakness” in such Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which any Company’s independent accountants certify has not been appropriately and adequately remedied by such Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(d) No Company is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among such Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, such Company in such Company’s published financial statements. No Company is, ever has been, or has any commitment to become, party to any financial arrangement (reciprocal or otherwise) the effect of which was, is, or will be the artificial increase or decrease in one or more financial performance indicators (e.g., sales, net income, operating expense, etc.) of such Company.
4.8 Absence of Certain Changes or Events. Since the Balance Sheet Date, the Companies have carried on their respective businesses in all material respects in the ordinary course and consistent with past practice. Except as disclosed in Section 4.8 of the Company Disclosure Schedule, since the Balance Sheet Date, no Company has:
(a) incurred any material obligation or liability except in the ordinary course of business and consistent with past practice, or conducted its business except in the ordinary course and consistent with past practice;
(b) experienced any Company Material Adverse Effect;
(c) made any change in accounting principle or practice or in its method of applying any such principle or practice;
(d) suffered any material damage, destruction, or loss, whether or not covered by insurance, affecting its properties, assets, or business;
(e) mortgaged, pledged, or subjected to any material Lien, or granted to third parties any material rights in, any of its assets, tangible or intangible;
(f) sold or transferred any of its material assets or acquired any material assets, except in the ordinary course of business and consistent with past practice, or cancelled or compromised any debts or waived any claims or rights of a material nature;
(g) issued any Equity Interests other than pursuant to an Equity Plan or redeemed or repurchased any Stock or other Equity Interests, excepting, however, the issuance of Equity Interests of MP Holdings to the MP Holdings Members;
(h) other than in the ordinary course of business and consistent with past practice, made any payment or granted any general or specific increase in the compensation payable or to become payable to any of its Employees or any bonus or service award or other like benefit, or instituted, increased, augmented, or improved any Benefit Plan;
(i) amended any articles of organization or charter, operating agreement or other organizational document of any Company (whether by merger consideration or otherwise);
(j) made any loans, advances or capital contributions to, or investments in, any other Person (other than routine travel and entertainment advances to employees)

(k) forgiven or canceled any debt or claim, or waived any rights, having a value in excess of Twenty-Five Thousand U.S. Dollars (U.S. $25,000);
(l) incurred a capital expenditure or liability in respect thereof exceeding Fifty Thousand U.S. Dollars (U.S. $50,000) individually or One Hundred Thousand U.S. Dollars (U.S. $100,000) in the aggregate;
(m) declared or paid any dividends, or made any distributions of, any Stock or other Equity Interests;
(n) settled or proposed to settle any lawsuit or claim or threatened any lawsuit or claim; or
(o) entered into any Contracts to do any of the foregoing.
4.9 Legal Proceedings, Etc. Except as disclosed in Section 4.9 of the Company Disclosure Schedule, there are no, nor have there ever been any, claims, actions, suits, inquiries, hearings, or investigations (collectively, “Actions”) pending or, to the knowledge of the Companies, threatened against a Company and, to the knowledge of the Companies, there are no facts or circumstances that could reasonably give rise to any Action. To the knowledge of the Companies, no Employee is subject to any writ, order, judgment, injunction or decree of any Governmental Entity that prohibits such employee from engaging in or continuing any conduct, activity or practice relating to the business of the Companies, nor to the knowledge of the Companies are there any Actions pending or threatened involving such matters. No Company is subject to any writ, order, judgment, injunction or decree of any Governmental Authority. There is no Action pending, or to the knowledge of the Companies, threatened against a Company relating to or affecting the Transaction.
4.10 Taxes.
(a) Each Company has timely and duly filed all federal income Tax Returns and all other material Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable laws and regulations. All material Taxes due and owing by each Company (whether or not shown on any Tax Return) have been paid. To the knowledge of the Companies, no claim has ever been made by an authority in a jurisdiction where any Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(b) The unpaid Taxes of the Companies (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns. Since the date of the Balance Sheet Date, no Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(c) No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or, to the knowledge of the Companies, threatened with respect to any Company. No Company has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where any Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Company. No issue has arisen in any examination of any Company by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other Tax period not so examined, would result in a deficiency for such other period, if upheld.
(d) There are no agreements or applications by any Company for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes. No Company has applied for a ruling relative to Taxes (other than an S corporation election), entered into a closing agreement with any taxing authority, or made or entered into any election (other than an S corporation election), consent or agreement as to Taxes in effect with respect to any Company that will remain in effect following the Closing.
(e) There are no Liens for Taxes on any of the assets of the Companies, except for Liens for Taxes not yet due or payable.
(f) No Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract, and the Companies do not have any liability for Taxes of any Person (other than itself) under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(g) Each Company has, within the time and manner prescribed by Law, withheld and paid to the proper taxing authority all amounts required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, including with respect to the exercise, cancellation, or disposition of any Option or Warrant.
(h) No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii) “closing agreement’’ as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;
(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;
(v) prepaid amount received on or prior to the Closing Date; or
(vi) any similar election, action, or agreement that would have the effect of deferring any Liability for taxes of any Company from any period ending on or before the Closing Date to any period ending after such date.
(i) No power of attorney has been granted by any Company or is currently in force with respect to any matter relating to Taxes.
(j) No Company is a party to or a member of any joint venture, partnership, disregarded entity or other arrangement that is treated as a partnership for federal income tax purposes.
(k) No Company has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding.
(l) Section 4.10(l) of the Company Disclosure Schedule lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to any of the Companies for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Companies have made available to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies filed or received since December 31, 2006.
(m) Section 4.10(m) of the Company Disclosure Schedule sets forth the following information with respect to each of the Companies as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (i) the basis of each Company in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to each Company; and (iii) the amount of any deferred gain or loss allocable to each Company arising out of any intercompany transaction.
(n) No Company is a party to any Contract or Benefit Plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code or any similar provision of foreign, state, or local law, and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. tax law).
(o) Any “non-qualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance issued thereunder) of each Company under which such Company makes, is obligated to make, or promises to make any payments or other awards (i) meets and has met the requirements of Code Sections 409A(a)(2), (3) and (4), (ii) is and has been operated in accordance therewith, (iii) is and has been operated in good faith compliance with the transitional relief and all guidance and regulations provided by the Internal Revenue Service under Section 409A of the Code, and (iv) has not been funded by an off-shore arrangement described in Code Section 409A(b)(1).

(p) No Company has been a United States real property holding limited liability company within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
(q) Each of the Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
(r) No Company is or has been a party to any “reportable transaction,’’ as defined in Code Section 6707A(c)(1) and Reg. Section 1.6011-4(b), or any “tax shelter” as defined in former Code Sections 6111(c) or (d).
(s) MP Holdings shall make a valid election pursuant to Treasury Regulation Section 301.7701-3(c)(1)(v)(C) to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 effective no later than December 22, 2010 and will be an S corporation up to and including the Closing Date. OnRamp has made a valid election pursuant to Treasury Regulation Section 301.7701-3(c)(1)(v)(C) to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 effective prior hereto and will be an S corporation up to and including the Closing Date. Neither MP Holdings nor OnRamp has any potential liability for any Tax under Code Section 1374. Surgical Biologics is taxed as a partnership for federal income Tax purposes, has not made an election pursuant to Treasury Regulation Section 301.7701-3 to be taxed as an association taxable as a corporation, and will not make such election up to and including the Closing Date.
(t) None of the assets of any Company (i) is tax-exempt use property within the meaning of Code Section 168(h), (ii) directly or indirectly secures any debt the interest on which is exempt under Code Section 103(a) or (iii) is property that is required to be treated as owned by any Person (other than the Company or any of the Subsidiaries) pursuant to the provisions of Code Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.
(u) No Company owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.
(v) No Company has a permanent establishment or branch outside the United States or conducts business outside the United States in such a way that it is deemed to have a permanent establishment or a foreign branch, as that term is defined in Temporary Treasury Regulation Section 1.367(a)-6T(g)(1) or any other applicable Law.
(w) There is no limitation on the utilization by any Company of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of state Law.
(x) No Company has ever participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

4.11 Title to Properties and Related Matters.
(a) Each Company has good, valid and marketable title to all personal property, tangible or intangible, which it purports to own, including the properties reflected on the Balance Sheet or acquired after the date thereof (other than properties and assets sold or otherwise disposed of in the ordinary course of business, consistent with past practice, since the Balance Sheet Date), free and clear of any Liens other than the Liens on such assets as set forth in Section 4.11(a) of the Company Disclosure Schedule, which Liens are to be released as of the Closing Date, and any Lien for any Taxes not yet due and payable.
(b) No Company owns any real property or any interest in real property. Section 4.11(b) of the Company Disclosure Schedule sets forth a list of all real property (“Leased Real Property”) and personal property leases to which each Company is a party, which list also sets forth the date of the lease, the date of any amendments and supplements thereto (collectively, the “Property Leases”), the expiration date of the lease, and the extent of any unexercised renewal options thereunder. The Companies have previously made available to the Parent complete and correct copies of each Property Lease (and any amendments or supplements thereto) listed in Section 4.11(b) of the Company Disclosure Schedule. Each such Property Lease is valid and binding, and in full force and effect, except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium, or other applicable Laws affecting the enforcement of creditors’ rights and general equitable and fiduciary principles may affect such validity or enforceability. No Company nor, to the knowledge of the Companies, any other party is in default under any such Property Lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company a party thereto or, to the knowledge of the Companies, a default by any other party under such lease. To the knowledge of the Companies, there are no material disputes or disagreements between any Company and any other party with respect to any such Property Lease. The Property Leases afford the Companies peaceful and undisturbed possession of the Leased Real Property. Following completion of the Transactions, each of the Companies shall continue to have valid leasehold interests in all of its respective Leased Real Property, in each case free and clear of any and all Liens. The Leased Real Property constitutes all real properties used or occupied by the Companies, or reflected in the Financial Statements. With respect to the Leased Real Property: (a) the Companies have all easements and rights necessary to conduct their business; (b) no portion thereof is subject to any pending, or to the knowledge of the Companies, any threatened, condemnation proceeding or other proceeding by any public authority; (c) the building, plants and structures, including heating, ventilation and air conditioning systems, roof, foundation and floors, are in good operating condition and repair, subject only to ordinary wear and tear; (d) the buildings, plants and structures are not, and the operation of the each of the Companies’ business at its respective Leased Real Property is not, in violation of any zoning or other legal requirement (including, without limitation, obtaining all approvals of or permits from any Governmental Authority required in the operation thereof); (e) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; and (f) the Leased Real Property is supplied with utilities and other services necessary for the operation of such facilities as conducted by the Companies.

(c) Section 4.11(c) of the Company Disclosure Schedule sets forth a list of all material equipment, machinery, instruments, vehicles, furniture, fixtures, and other items of personal property currently owned or leased by each Company. All such personal property is in suitable operating condition, ordinary wear and tear excepted, is physically located in or about one of the Companies’ places of business, is owned by one of the Companies or is leased (with such Company having a valid leasehold interest) by one of the Companies under one of the leases set forth in Section 4.11(b) of the Company Disclosure Schedule, conforms to all applicable Laws, and, taken together, is sufficient for the conduct of the business of the Companies as currently conducted and proposed to be conducted.
4.12 Company Intellectual Property; Proprietary Rights; Employee Restrictions.
(a) Each Company owns and has good and exclusive right, title, and interest to, or has an exclusive license to, each item of its Company Intellectual Property, free and clear of any Lien. Each Company has a non-exclusive license to other Intellectual Property used by the Company pursuant to Company Licenses, free and clear of any Lien. All patents, patent applications, copyrights, trade names, common law trademarks and service marks, and trademark and service mark registrations included in the Company Intellectual Property or, to the knowledge of the Companies, Intellectual Property used by a Company are in full force and effect. Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, no Company Intellectual Property or product or service of the Companies is subject to any proceeding or outstanding decree, order, judgment, stipulation, contract, license, or agreement to which a Company is a party, restricting in any manner the use, transfer, or licensing thereof or which may affect the validity, use, or enforceability of such Company Intellectual Property.
(b) Set forth in Section 4.12(b) of the Company Disclosure Schedule is a list of (i) all Company Intellectual Property, (ii) all Contracts under which a third party has granted to a Company a license to such third party’s Intellectual Property (in each case, excluding off-the-shelf software programs licensed by a Company pursuant to “shrink wrap” licenses) and (iii) all Contracts under which a Company has granted to a third party a license to Company Intellectual Property (excluding non-exclusive licenses entered into in the ordinary course of business). In the case of any Contracts disclosed pursuant to the immediately preceding sentence, Section 4.12(b) of the Company Disclosure Schedule also sets forth whether each such Contract is exclusive or non-exclusive. True and correct copies of all material licenses, assignments, and releases to which a Company is a party and relating to any Company Intellectual Property owned or purported to be owned by a Company or other Intellectual Property used by the Companies (“Company Licenses”) have been provided or made available to the Parent prior to the date hereof, all of which are valid and binding agreements of the parties thereto, enforceable in accordance with their terms except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium, or other applicable Laws affecting the enforcement of creditors’ rights and general equitable and fiduciary principles may affect such validity or enforceability.

(c) Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, to the extent that any Intellectual Property has been developed, created, modified, or improved by an Employee and such Intellectual Property, or the subject matter thereof, is related to the business of a Company or any of the products or services being researched, developed, manufactured or sold by a Company, such Company has a written agreement with such Employee that assigns to the Company ownership of such Intellectual Property, each of which is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium, or other applicable Laws affecting the enforcement of creditors’ rights and general equitable and fiduciary principles may affect such validity or enforceability; and it thereby has obtained ownership of, and is the exclusive owner of such work, material, or invention by operation of law or by valid assignment. To the extent that any Intellectual Property has been developed, created, modified, or improved by a third party specifically for the benefit of a Company, such Company has a written agreement with such third party that assigns to the Company ownership of such Intellectual Property, each of which is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium, or other applicable Laws affecting the enforcement of creditors’ rights and general equitable and fiduciary principles may affect such validity or enforceability; and it thereby has obtained ownership of, and is the exclusive owner of such work, material, or invention by operation of law or by valid assignment. In each case where a patent included in Company Intellectual Property is owned or purported to be owned by a Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued. Each Company has the right to use all trade secrets, data, customer lists, logical data models, physical data models, SQLs, log files, hardware designs, programming processes, software, and other information required for or used in its products or business as presently conducted.
(d) To the knowledge of the Companies, neither the operation of the Business, as currently conducted or currently proposed to be conducted, nor any activity of a Company, has infringed or does infringe the patents of any third party. Neither the operation of the Business conducted or as currently proposed to be conducted, nor any activity of a Company, has infringed or misappropriated or does infringe or misappropriate the Intellectual Property (other than patents) of any third party.
(e) There are no pending or, to the knowledge of the Companies, threatened claims against a Company alleging that the operation of the Business of such Company, as currently conducted or currently proposed to be conducted, or any activity of such Company, has infringed or misappropriated or does infringe or misappropriate the Intellectual Property of any third party.
(f) To the knowledge of the Companies, no Person has or is infringing or misappropriating any Company Intellectual Property or other Intellectual Property used by a Company in any of its products or services, or has or is violating the confidentiality of any of its proprietary information obligations under written agreements with a Company and with respect to any of the Companies’ proprietary information.

(g) All Intellectual Property purported to be owned by a Company which were developed or worked on by any Employee, former employee, Consultant, or current or former officer or director of such Company specifically for such Company are owned free and clear of any Liens by such Company by operation of law or have been validly assigned to such Company and such assignments have been provided to the Parent and are valid binding agreements of the parties thereto, enforceable in accordance with their terms except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium, or other applicable Laws affecting the enforcement of creditors’ rights and general equitable and fiduciary principles may affect such validity or enforceability.
(h) All Company Intellectual Property that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the knowledge of the Company, are valid and enforceable.
(i) None of the Company Intellectual Property that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within sixty (60) days after the Closing Date.
(j) No Company has any obligation to compensate any Person for the use of any Intellectual Property, and no Company has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property.
(k) Each Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets included in the Company Intellectual Property, and no Company has released, transferred, or otherwise disclosed any Company Intellectual Property in a manner that jeopardizes the Company Intellectual Property or the validity, use, or enforceability of the Company Intellectual Property.
(l) No Company has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any or all of the software products of such Company. Since each Company developed the source code of any and all of the software products of such Company, such Company has not provided or disclosed any or all of such source code to any person or entity.
(m) Each product of each Company performs substantially and materially in accordance with its documented specifications and as each Company has warranted to its customers.
(n) None of the software products of a Company contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices intentionally created by such Company that could disrupt or interfere with the operation of such product or equipment upon which such product operates, or the integrity of the data, information or signals such product produces.

(o) Section 4.12(o) of the Company Disclosure Schedule lists all of the software licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) that is incorporated in, linked or called to or otherwise used by any and all of the software products of a Company. The incorporation, linking, calling or other use in or by any software product of a Company of any such software listed in Section 4.12(o) of the Company Disclosure Schedule does not obligate a Company to disclose, make available, offer or deliver any portion of the source code of all or any portion of any software product of a Company to any third party, other than the software listed in Section 4.12(o) of the Company Disclosure Schedule.
(p) In connection with any collection or use of personally identifiable information, each Company has complied with all applicable statutes and regulations in all relevant jurisdictions and its privacy policy (if any) relating to the collection, storage, use and onward transfer of all personally identifiable information collected by a Company or by third parties having authorized access to a Company’s databases or other records.
(q) Following the Effective Time, the Surviving Companies will have the same rights and privileges in the Company Intellectual Property as each Company had in the Company Intellectual Property immediately prior to the Effective Time.
4.13 Contracts.
(a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, no Company is a party, or subject, to:
(i) any Contract, or series of related Contracts, which involves annual expenditures or receipts by such Company of more than $5,000;
(ii) any note, indenture, credit facility, mortgage, security agreement, or other Contract relating to or evidencing Indebtedness of such Company for borrowed money of more than $5,000;
(iii) any Contract of indemnification or guaranty issued by such Company of more than $5,000;
(iv) any Contract relating to the acquisition, issuance, or transfer of any Equity Interests of such Company (excluding stock option grant notices and stock option agreements issued under an Equity Plan in the form previously made available to the Parent);
(v) any Contract granting to any Person the right to use any material property or material property right of such Company;
(vi) any Contract restricting the right of such Company to (A) engage in any business activity or compete with any business, or (B) develop or distribute any Intellectual Property;
(vii) any Contract relating to the employment of, or the performance of services of, any Employee, Consultant, or officer or director of such Company and pursuant to which such Company is required to pay more than $5,000 per year;
(viii) any Contract with a Related Person or Employee;

(ix) any bonus, deferred compensation, pension, profit sharing, or retirement plans, or any employee benefit plans or arrangements;
(x) any Contract involving or related to joint research, design, or development;
(xi) any Contract with any customer, the performance of which will involve consideration of more than $5,000 in any one calendar year;
(xii) any other Contract involving future payments by such Company of more than $5,000 and is not cancelable without penalty within thirty (30) days of written notice of such cancellation;
(xiii) any Contract made outside the ordinary course of business or inconsistent with past practice;
(xiv) any Contract not terminable at will by the Companies without any cost, penalty, or other obligation of the Company upon notice within thirty (30) days, other than such Contracts entailing past or reasonably expected future amounts less than $5,000 in the aggregate (including, without limitation, any obligation to pay severance or other amounts, other than accrued base salary, accrued bonuses, accrued commissions, accrued vacation pay, accrued floating holidays and legally mandated benefits)
(xv) any Contract which provides for “exclusivity” or any similar requirement in favor of any person other than the Companies;
(xvi) each Contract of a nature for which the Company has a standard form agreement but that materially deviates from such standard form agreement;
(xvii) each Contract providing for payments of royalties, franchise fees, commissions, other license fees or other transactional fees to third parties;
(xviii) any Contract that is otherwise material to the business or the Companies as presently conducted; and
(xix) any binding outstanding offer, commitment, or obligation to enter into any Contract of the nature described in subsections (i) through (xviii) of this Section 4.13(a).
(b) Each Company has previously made available to the Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any Contract (and any amendments or supplements thereto) listed in Section 4.13(a) of the Company Disclosure Schedule. Each Contract listed in Section 4.13(a) of the Company Disclosure Schedule and each Contract that is otherwise required to be disclosed in Section 4.13(a) of the Company Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium, or other applicable Laws affecting the enforcement of creditors’ rights and general equitable and fiduciary principles may affect such validity or enforceability. No Company nor, to the knowledge of the Companies, any other party is in default under any Material Contract, and, to the knowledge of the Companies, no event has occurred which constitutes a material default by any Company or any other party under such Material Contract. Section 4.13(b) of the Company Disclosure Schedule identifies each Material Contract listed in Section 4.13(a) of the Company Disclosure Schedule that requires the consent of or notice to the other party thereto to avoid any default, violation, or breach of such Material Contract in connection with the execution and delivery of this Agreement and the consummation of the Transactions.

4.14 Inventory; Warranties.
(a) All inventory of each Company, whether or not reflected on such Company’s Balance Sheet, is of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on such Company’s Balance Sheet or on such Company’s accounting records as of the date of this Agreement, as the case may be, in accordance with GAAP and none of which, individually or in the aggregate, is material to the Business of the Company, as applicable. All inventory of a Company not written-off has been valued on such Company’s Balance Sheet or accounting records at the lower of cost or market value on a weighted average basis.
(b) No product or service manufactured, sold, leased, licensed, or delivered by any Company is subject to any guaranty, warranty, right of return, right of credit, or other indemnity other than the applicable standard terms and conditions of sale or lease of the Companies, which are set forth in Section 4.14 of the Company Disclosure Schedule.
4.15 Employees; Employee Benefits.
(a) Section 4.15(a) of the Company Disclosure Schedule sets forth: (i) the names of all of the current Employees and, with respect to each Employee, such Employee’s date of hire, job title, and annual salary, bonus and other compensation for the years ending December 31, 2008 and December 31, 2009; (ii) the liability, if any, of each Company for accrued but unused sick pay and accrued but unused vacation time; and (iii) the obligations, if any, of any Company under an Equity Plan. Complete and correct copies of all written agreements (or, in the case of oral agreements, a complete and correct description) with all current Employees and all employment policies, and all amendments and supplements thereto, have previously been made available or delivered to the Parent, and a list of all such agreements and policies is set forth in Section 4.15(a) of the Company Disclosure Schedule. No Company has received from any current Employee written notice of such Employee’s desire to terminate his or her employment nor, to the knowledge of the Company, does any Employee have current plans to do so. Each Company has good working relationships with each of its Employees. No Company is delinquent in payments to any Employee for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for such Company or amounts required to be reimbursed to such Employee.

(b) Each Company has complied (and continues to be in compliance) in all material respects with Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986, the Americans with Disabilities Act, and all comparable state laws, and all applicable Laws governing payment of minimum wages and overtime rates, the withholding and payment of taxes from compensation, discriminatory practices with respect to employment and discharge, or otherwise relating to the conduct of employers with respect to employees or potential employees, and there have been no claims made or, to the knowledge of the Companies, threatened thereunder against any Company arising out of, relating to, or alleging any violation of any of the foregoing during calendar year 2007, 2008, 2009 and/or 2010. There are no material controversies, strikes, work stoppages, picketing, or disputes pending or, to the knowledge of the Companies, threatened between the Companies and any of the Employees or former employees. No labor union or other collective bargaining unit represents or has ever represented any of the Employees, including any “leased employees” (within the meaning of Section 414(n) of the Code). To the knowledge of the Companies, no organizational effort by any labor union or other collective bargaining unit is currently in process or threatened with respect to any Employees and the consent of no labor union or other collective bargaining unit is required to consummate the Transactions.
(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a list of each Benefit Plan of the Companies and each eligible participant in such Benefit Plan.
(d) Each Benefit Plan has been established and administered, in all material respects, in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. Each Benefit Plan maintained by the Companies or any ERISA Affiliate of the Companies which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Benefit Plan through and including the Closing Date (or, if earlier, the date that all of such Benefit Plan’s assets were distributed). No event or omission has occurred which would cause any Benefit Plan to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). For purposes of this Section 4.15, an entity is an “ERISA Affiliate” of a Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as a Company under Section 414 of the Code.
(e) Each Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) either has timely filed all reports required under Section 104(a) of ERISA or was exempt from such annual reporting requirements. No Benefit Plan is a “voluntary employees beneficiary association” (within the meaning of Section 501(c)(9) of the Code) and there have been no other “welfare benefit funds” (within the meaning of Section 419 of the Code) relating to Employees or former employees.
(f) With respect to each Benefit Plan, the Companies have each heretofore made available to the Parent complete and correct copies of the following documents, where applicable and to the extent available: (i) the most recent annual report (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinion required by Section 103(a)(3) of ERISA; (ii) the most recent determination letter issued by the IRS; (iii) the most recent summary plan description and all modifications, as well as all other descriptions distributed to Employees or set forth in any manuals or other documents; (iv) the text of the Benefit Plan and of any trust, insurance, or annuity contracts maintained in connection therewith; and (v) the most recent actuarial report, if any, relating to the Benefit Plan.

(g) No Benefit Plan is or has within the past six (6) years been subject to Section 412 of the Code or Title IV of ERISA. Neither the Companies nor any of their ERISA Affiliates have ever had any obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA. The Companies have no obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under any applicable continuation of coverage provisions of the Laws of any state or locality.
(h) Each Benefit Plan may be amended, terminated, or otherwise modified by the applicable Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Benefit Plan, and no employee communications or provision of any Benefit Plan document has failed to effectively reserve the right of the applicable Company to so amend, terminate or otherwise modify such Benefit Plan.
(i) Except as provided in this Agreement, no Benefit Plan exists that, as a result of the execution of this Agreement, Member approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Benefit Plan, or (iii) limit or restrict the right of any of the Companies to merge, amend or terminate any Benefit Plan.
(j) With respect to any Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Companies, threatened, (ii) to the knowledge of the Companies, no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) to the knowledge of the Companies, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other governmental agencies are pending, threatened or in progress.
(k) Except as disclosed on Section 4.15(k) of the Company Disclosure Schedule, no Benefit Plan is a nonqualified deferred compensation plan, as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder (a “409A Plan”) nor are there any so-called “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any such plan. Each 409A Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder. No Option provides or provided for a deferral of compensation subject to Section 409A of the Code, and all Options vesting after December 31, 2004 were granted with an exercise price equal to at least one hundred percent (100%) of the fair market value of the underlying Equity Interest on the date the Option was granted based upon a reasonable valuation method acceptable for purposes of both Section 409A and GAAP.

(l) Section 4.15(l) of the Company Disclosure Schedule sets forth a description of all severance, termination, change of control or other similar obligations and policies of the Companies, including any amounts that will become payable to each employee at the Closing or otherwise in connection with the transactions contemplated by this Agreement.
4.16 Consultants. Section 4.16 of the Company Disclosure Schedule sets forth a list of the names and addresses of each Consultant currently engaged by the Companies, the commission rates or other compensation applicable with respect to each such Consultant and the amount of commissions or other compensation earned by each such Consultant during 2010 and for the twelve (12) months ended December 31, 2009. Complete and correct copies of all current Contracts between any Company and any such Consultant have previously been made available to the Parent, each of which is listed in Section 4.16 of the Company Disclosure Schedule.
4.17 Environmental, Health, and Safety Matters. Each Company possesses all Permits required under, and is in compliance with in all material respects, all Environmental Laws and is in compliance with in all material respects all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in such Environmental Laws or contained in any Law, plan, notice, Permit, or demand letter issued, entered, promulgated, or approved thereunder, except where the failure to possess Permits or to be in compliance would not have a Company Material Adverse Effect. To the knowledge of the Companies, there is no fact or circumstance which could form the basis for the assertion of any claim against any Company under any Environmental Laws, including CERCLA or any similar Law, with respect to any on-site or off-site location.
4.18 Compliance with Applicable Laws; Privacy. There is not currently outstanding or, to the knowledge of the Companies, threatened, any order, writ, injunction, or decree of any Governmental Entity against or involving any Company. To the knowledge of the Companies, the Companies are in compliance with all Laws applicable to the Companies and the Business, including those relating to antitrust and trade regulation, civil rights, labor and discrimination, safety, health, and confidentiality of health records and administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996. No Company has used or uses any of the patient information that it has, or has had, access to in an unlawful manner, or in a manner in violation of its privacy policy or the privacy rights of such patients. No Company has collected any patient information in an unlawful manner or in violation of its privacy policy. Each of the Companies has commercially reasonable security measures in place to protect the patient information it receives or has access to from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of such patients.
4.19 Permits. Section 4.19 of the Company Disclosure Schedule sets forth a list of all material Permits issued to or held by each Company. Such listed Permits are the only Permits that are required for such Company to conduct its Business as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and will not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is valid and in full force and effect; the applicable Company is in compliance with the terms of each such Permit; and, to the knowledge of the Companies, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

4.20 Accounts Receivable. All accounts receivable of the Companies: (a) arose from bona fide transactions in the ordinary course of business and consistent with past practice; (b) are owned by the applicable Company free and clear of any Lien, other than relating to any obligation or liability of any of the Companies described in Section 4.7(b) above; and (c) are fully collectable, subject to a reserve for bad debt not to exceed 2% of the gross accounts receivable set forth in the Balance Sheets. No Company has any accounts receivable or loans receivable from any Person which is affiliated with it or any of its members, managers, officers or employees.
4.21 Accounts Payable. All accounts payable and notes payable of each of the Companies arose in bona fide arm’s length transactions in the ordinary course of business and consistent with past practice. Since the Balance Sheet Date, each Company has paid such Company’s accounts payable in the ordinary course of its business and in a manner consistent with past practices and has not abnormally delayed any such payments. Except as set forth in Section 4.21 of the Company Disclosure Schedule, no Company has any account payable to any Person which is affiliated with it or any of its stockholders, directors, officers or employees.
4.22 Insurance. Section 4.22 of the Company Disclosure Schedule sets forth a list of all insurance policies carried by each Company with respect to its business, together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof, and each pending claim thereunder. All such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. All premiums payable under all such policies have been timely paid, and the Companies have otherwise complied fully with the terms and conditions of such policies. Such insurance policies will continue in full force and effect immediately following the Closing. Complete and correct copies of all current insurance policies of the Companies have been made available to the Parent.
4.23 Bank Accounts; Powers of Attorney. Section 4.23 of the Company Disclosure Schedule sets forth a list of: (a) all bank accounts of each Company, together with, with respect to each such account, the account number, the names of all signatories thereof, the authorized powers of each such signatory, and the approximate balance thereof on the date of this Agreement; and (b) the names of all Persons holding powers of attorney from each Company and a summary statement of the terms thereof.
4.24 Minute Books and Company Records. The minute books, records of membership interests, and other company records of the Companies are complete and correct in all material respects, and complete and correct copies (in all material respects) of the minute books and records of capital stock of each Company have been made available to the Parent. Such minute books of each Company contain accurate and complete records in all material respects of all meetings or written consents of the Managers of the Companies and the Members and accurately reflect in all material respects all material company actions which are required by law to be passed upon by the Managers of the Companies, as applicable, and the Members.

4.25 Related Person Indebtedness and Contracts. Section 4.25 of the Company Disclosure Schedule sets forth a summary of all Contracts (including Contracts concerning Indebtedness) between any Company, on the one hand, and any Related Person or Employee, on the other hand, or between the Companies. Each Contract set forth in Section 4.25 of the Company Disclosure Schedule was, at the time entered into by the applicable Company, approved in all respects in compliance with all applicable law. All amounts contributed by the Members to any Company have been treated as contributions to equity and have not been treated as, nor do they constitute, Indebtedness to the Members. No Related Party or Employee is indebted to the Company and no Related Party or Employee: (a) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of any Company; (b) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that is used or necessary to the Business; or (c) has or has had any business dealings or a financial interest in any transaction with any Company or involving any assets or property of such Company.
4.26 Brokers. No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Companies.
4.27 Customers and Suppliers.
(a) Section 4.27(a) of the Company Disclosure Schedule sets forth each Company’s ten (10) largest customers as a percentage of revenue for the period ending November 30, 2010 and the years ended December 31, 2008 and December 31, 2009 (together, the “Material Customers”). No Company currently has or ever has had any material dispute with any Material Customer. As of the date hereof, no Material Customer has indicated in writing addressed to the Company that it intends to terminate or materially reduce its relationship with the Company, nor, to the knowledge of the Companies, does any Material Customer have current plans to do so.
(b) Section 4.27(b) of the Company Disclosure Schedule sets forth each Company’s ten (10) largest suppliers as a percentage of expenditures for the period ending November 30, 2010 and the years ended December 31, 2008 and December 31, 2009 (together, the “Material Suppliers”). No Company has or has ever had a material dispute with any Material Supplier. No supplier of any Company represents a sole source of supply for goods and services used in the conduct of the Business. As of the date hereof, no Material Supplier has indicated in writing addressed to the Company that it intends to terminate or materially reduce its relationship with any Company, nor, to the knowledge of the Companies, does any Material Supplier have current plans to do so.
4.28 Solvency. No Company has: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

4.29 Nature and Business of OnRamp. All times since its organization, the sole and exclusive business of OnRamp has been the ownership of Equity Interests of Surgical Biologics (which is its only asset), and OnRamp has not engaged in or entered into any Contract relating to any other business (and has no debts or liabilities).
4.30 Nature and Business of MP Holdings. All times since its organization, the sole and exclusive business of MP Holdings has been the ownership of Equity Interests of Surgical Biologics (which is its only asset), and MP Holdings has not engaged in or entered into any Contract relating to any other business (and has no debts or liabilities).
4.31 Disclosure. No representation or warranty made by the Companies in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements made herein, in light of the circumstances under which it was made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
Each Member hereby jointly and severally represents and warrants to the Acquisition Parties that the statements contained in this ARTICLE V are true and correct. References to the “knowledge” of a Member shall refer to the actual knowledge of such Member.
5.1 Organization. If such Member is not a natural person, such Member is duly organized and validly existing under the laws of the state of its incorporation or formation.
5.2 Authorization; Enforceability. Such Member has all requisite power and authority to enter into this Agreement and any other agreements contemplated hereby to be entered into by such Member and to consummate the Transactions. If such Member is not a natural person, the execution and delivery of this Agreement and the consummation of the Transactions have been duly approved by the trustee, general partner, board of directors, managers or other governing body of such Member, and no other action or approval on the part of such Member is necessary to approve and authorize the execution and delivery of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by such Member and, assuming due authorization, execution, and delivery of this Agreement by the other parties hereto, constitutes the valid and binding agreement of such Member, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other applicable Laws affecting the enforcement of creditors’ rights generally and by general equitable and fiduciary principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

5.3 No Violations. The execution and delivery of this Agreement and the consummation of the Transactions will not: (a) violate or conflict with any provision of the organizational documents of such Member, if such Member is not a natural person; (b) breach, violate, or constitute an event of default under, give rise to any right of termination, cancellation, modification, or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, Contract, or other instrument or obligation to which such Member is a party, or by which such Member or its properties or assets may be bound; (c) violate or conflict with any applicable Laws; or (d) require, on the part of such Member, any filing or registration with, or permit, license, exemption, consent, authorization, or approval of, or the giving of any notice to, any Governmental Entity. There is no Action pending or threatened against such Member relating to or affecting the Transactions.
5.4 Ownership and Title to Equity Interest. Such Member owns, and will at Closing (immediately prior to the Mergers) own of record and beneficially the Equity Interests set opposite such Member’s name on Schedule 5.4 free and clear of all Liens or restrictions on transfer (other than any restriction under applicable securities Laws). Such Member is not party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require such Member to sell, transfer or otherwise dispose of any of such Equity Interests set forth on Schedule 5.4, or (b) any voting trust, proxy or other contract relating to the voting or disposition of any Equity Interests of a Company.
5.5 Advice. Such Member has been advised to consult with its own attorney regarding all legal matters concerning this Agreement and the Transactions and the Tax consequences of the transactions contemplated pursuant to this Agreement, and has done so, to the extent it considers necessary. Each Member acknowledges that the Tax consequences to him or it of entering into this Agreement and the consummation of the Transactions will depend on his or its particular circumstances, and no other party to this Agreement will be responsible or liable for the Tax consequences to him or it of entering into this Agreement or the consummation of the transactions contemplated hereby. Such Member will look solely to, and rely upon, its own advisers with respect to the Tax consequences of entering into this Agreement and the consummation of the Transactions.
5.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Member.
5.7 Investment Intent. Except as set forth in Schedule 5.7, each Member is an “accredited investor”, as defined in Regulation D of the Securities Act, and by reason of such Member’s knowledge and experience in financial and business matters, such Member was and is capable of evaluating the risks and merits of acquiring shares of the Parent Common Stock in evaluating such Member’s decision to vote in favor of the transactions contemplated hereby and to enter into this Agreement. Each Member will acquire the Parent Common Stock at the Closing for such Member’s own account and for investment and not with a view to, or for resale in connection with, the distribution thereof with the meaning of the Securities Act. The Members have no intention of selling or otherwise distributing any portion of the Parent Common Stock (or any interest therein). Each of the Members acknowledges that such Member has had access to all publicly available information concerning the Parent and has had the opportunity to review all such information and to ask questions of management of the Parent to the satisfaction of such Member in making its decision to vote in favor of the transactions contemplated hereby and to enter into this Agreement. Each of the Members understands and acknowledges that the shares of the Parent Common Stock issued to the Members hereunder will not be registered under the Securities Act at the Closing.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION PARTIES
The Acquisition Parties, jointly and severally, represent and warrant to the Companies and the Members that the statements contained in this ARTICLE VI are true and correct. References to the “knowledge” of the Acquisition Parties shall refer to the actual knowledge of the officers of the Acquisition Parties.
6.1 Organization. Each of MP Holdings Acquisition Sub and OnRamp Acquisition Sub is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.
6.2 Authorization; Enforceability. Each of the Acquisition Parties has full corporate or company power and authority to execute and deliver this Agreement and any other agreements attached hereto, or entered into in connection herewith, and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly approved by the Manager of each of MP Holdings Acquisition Sub and OnRamp Acquisition Sub, and Parent as the sole member of each of MP Holdings Acquisition Sub and OnRamp Acquisition Sub, and no other corporate or company proceedings on the part of the Acquisition Parties are necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the MP Holdings Articles of Merger pursuant to the GLLCA and the OnRamp Articles of Merger pursuant to the GLLCA) the consummation of the Transactions. This Agreement has been duly executed and delivered by the Acquisition Parties and, assuming due authorization, execution, and delivery of this Agreement by the other parties hereto, constitutes the valid and binding agreement of the Acquisition Parties, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other applicable Laws affecting the enforcement of creditors’ rights generally and by general equitable and fiduciary principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.
6.3 Consents and Approvals; No Violations. Subject to the filing of the MP Holdings Articles of Merger pursuant to the GLLCA (and approval thereof) and the OnRamp Articles of Merger pursuant to the GLLCA (and approval thereof), the execution and delivery of this Agreement and the consummation of the Transactions by the Acquisition Parties will not: (a) violate or conflict with any provisions of the Articles of Organization, Articles of Incorporation , Bylaws, or Operating Agreement of the Acquisition Parties; (b) breach, violate, or constitute an event of default under, give rise to any right of termination, cancellation, modification, or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, Contract, or other instrument or obligation to which any Acquisition Party is a party, or by which any Acquisition Party or any of its properties or assets may be bound, or result in the creation of any Lien of any third party of any kind upon the properties or assets of any Acquisition Party pursuant to the terms of any such instrument or obligation; (c) violate or conflict with any applicable Laws; or (d) require, on the part of the Acquisition Parties, any filing or registration with, or permit, license, exemption, consent, authorization, or approval of, or the giving of any notice to, any Governmental Entity, in the case of the foregoing clauses (b), (c), and (d), except as would not have a material adverse affect on the Parent.

6.4 Parent Common Stock. The shares of Parent Common Stock included in the Transaction Consideration shall upon issuance thereof be duly authorized, fully paid, non-assessable shares of Parent Comment Stock.
6.5 Brokers. No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Acquisition Parties.
6.6 Sufficient Funds. The Parent will have on the Closing Date the financial capability to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.
6.7 Disclosure. No representation or warranty made by the Acquisition Parties in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements made herein, in light of the circumstances under which it was made, not misleading.
ARTICLE VII
CONDUCT PRIOR TO THE EFFECTIVE TIME
7.1 Conduct of Business. Except as set forth in Schedule 7.1, during the period commencing on the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE XI, each Company agrees that it, except as otherwise contemplated by this Agreement or agreed to in writing by the Parent:
(a) will carry on its business in the ordinary course and consistent with past practice;
(b) will not declare, set aside, or pay any dividend on or make any other distribution (however characterized) in respect of shares of Stock, nor make any other payments of any kind to any Members (expect for regularly scheduled salary payments and expense reimbursement obligations made to Members who are Employees or Consultants);
(c) will not, directly or indirectly, redeem or repurchase, or agree to redeem or repurchase, any of its Equity Interests;
(d) will not amend its articles of organization or operating agreement (by merger, consolidation or otherwise);
(e) will not issue, or agree to issue, any of its Equity Interests or make any other change to its capital structure;

(f) will not combine, split, or otherwise reclassify any of its Equity Interests;
(g) will not form any Subsidiaries;
(h) will use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its officers and Employees, and preserve its relationships with customers and others having business dealings with it;
(i) will not: (i) make any capital expenditures in excess of $5,000 individually or in the aggregate; (ii) guarantee any Indebtedness; (iii) incur any additional Indebtedness; (iv) create or permit to become effective any Lien on its properties or assets; or (v) enter into any agreement to do any of the foregoing;
(j) will not enter into or amend any employment, consulting, agency, or commission agreement, adopt or amend any Benefit Plan, or increase the salary or other compensation (including bonuses or severance compensation) payable or to become payable to Employees, in each case other than in the ordinary course of business and consistent with past practice;
(k) will not accelerate, amend, or change the period of exercisability or the vesting schedule of Options or Warrants except as specifically required by the terms of such plans or agreements, or enter into any Contract to do any of the foregoing, in each case other than in the ordinary course of business and consistent with past practice;
(l) will not accelerate the creation or collection of accounts receivable or delay the payment of accounts payable or pay, discharge, or satisfy claims, liabilities, or obligations, or cancel, forgive, or prepay any Indebtedness, in each case other than in the ordinary course of business consistent with past practice;
(m) will promptly advise the Parent of the commencement of or threat of (to the extent that such threat comes to the knowledge of the Companies) any claim, action, suit, proceeding, or investigation against, relating to, or involving it or any of its officers, Employees, or Consultants in connection with its business and affairs or the Transactions;
(n) will not make any loans, allowances or capital contributions to, or investments in, any Person;
(o) will maintain in full force and effect, and renew, if required to maintain in full force and effect, all insurance policies maintained by it on the date hereof, including all directors’ and officers’ liability policies or bonds and all workers compensation policies;
(p) will not enter into any Contract that would be a Material Contract or modify or terminate any Material Contract, or waive, release or assign any material rights of a Company;
(q) will not enter into any Contract to dissolve, merge, consolidate, or, except in the ordinary course of business, sell any of its material assets, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial Equity Interest in or substantial portion of the assets of, or by any other manner, any Person, or otherwise acquire or agree to acquire any material assets or any Person;

(r) will not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any of the Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Companies, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Companies for any period ending after the Closing Date or decreasing any Tax attribute of any of the Companies existing on the Closing Date;
(s) will not make any payments to officers, directors, Consultants, or Employees other than payments of salary and reimbursement of bona fide business expenses in the ordinary course, consistent with past practice;
(t) will not terminate the employment of any Employee;
(u) will promptly advise the Parent orally and in writing of any event, fact, circumstance or condition which would reasonably be likely to have a Company Material Adverse Effect;
(v) will promptly provide to the Parent copies of all filings made by it with any Governmental Entity in connection with this Agreement and the Transactions;
(w) will not commence or settle or compromise any pending or threatened suit, action, proceeding or claim, including any suit, action, proceeding or claim which relates to this Agreement or the Transactions; or
(x) will not enter into any Contract to do any of the activities prohibited by this Section 7.1.
7.2 [Reserved].
7.3 Other Negotiations. After the date hereof and any time thereafter prior to the earlier of the termination of this Agreement pursuant to ARTICLE XI and the Effective Time, no Company or any Member will (nor will any Company permit any of its officers, managers, Employees, agents, and Affiliates on its behalf to) take any action to solicit, initiate, seek, encourage, or support any inquiry, proposal, or offer from, furnish any information to, or participate in any discussions or negotiations with, any Person or group (other than the Parent) regarding any Competing Acquisition Transaction or enter into an agreement concerning any Competing Acquisition Transaction with any party other than the Parent, and each of the Companies agrees that it shall, and direct its officers, directors, managers, Employees, agents, and Affiliates to, terminate any and all such discussions and actions in progress as of the date of this Agreement. Until the earlier of the termination of this Agreement pursuant to ARTICLE XI and the Effective Time, the Managers of the Companies shall not (x) withdraw or modify its approval or recommendation of this Agreement, the Merger and the other Transactions, or (y) approve or recommend an Competing Acquisition Transaction. In any event, if a Company at any time prior to termination of this Agreement receives any inquiry, proposal, or offer of the nature described herein, such Company shall, within one (1) business day after such receipt, notify the Parent of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

7.4 Required Consents. Prior to the Effective Time, the Companies shall obtain and deliver to the Parent the Required Consents, as set forth in Sections 4.4(a) and (b) of the Company Disclosure Schedule, which shall be in full force and effect as of the Effective Time.
7.5 Resignations and Releases. Prior to the Effective Time, the Companies shall obtain and deliver to the Parent the Resignations and releases executed by all officers and directors of the Companies, each in the form attached hereto as Exhibit B (the “Resignation and Release”), which shall be in full force and effect as of the Effective Time.
7.6 Supporting Documents.
(a) Prior to the Effective Time, MP Holdings shall have delivered to the Parent certificates: (i) of the Secretary of State of the State of Georgia, dated within seven (7) days prior to the Closing Date, certifying as to the company legal existence and good standing of MP Holdings and the MP Holdings Articles; and (ii) of the Secretary or a Manager of MP Holdings, dated as of the Closing Date, certifying on behalf of MP Holdings: (x) that attached thereto are true and complete copies of the MP Holdings Articles and the MP Holdings Operating Agreement as in effect on the date of such certification; (y) that attached thereto are true and complete copies of all resolutions adopted by the MP Holdings Managers and the MP Holdings Members authorizing the execution, delivery, and performance of this Agreement and the consummation of the Transactions; and (z) to the incumbency and specimen signature of each officer or Manager of MP Holdings executing on behalf of MP Holdings this Agreement and the other agreements related hereto.
(b) Prior to the Effective Time, OnRamp shall have delivered to the Parent certificates: (i) of the Secretary of State of the State of Georgia, dated within seven (7) days prior to the Closing Date, certifying as to the company legal existence and good standing of OnRamp and the OnRamp Articles; and (i) of the Secretary or a Manager of OnRamp, dated as of the Closing Date, certifying on behalf of OnRamp: (x) that attached thereto are true and complete copies of the OnRamp Articles and the OnRamp Operating Agreement as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the OnRamp Managers and the OnRamp Members authorizing the execution, delivery, and performance of this Agreement and the consummation of the Transactions; and (z) to the incumbency and specimen signature of each officer or Manager of OnRamp executing on behalf of OnRamp this Agreement and the other agreements related hereto.
7.7 Escrow Agreement. At or prior to the Effective Time, the Escrow Agreement between the Parent, the Member Representative, and the Escrow Agent, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”) shall have been executed by the Parent, the Member Representative, and the Escrow Agent and delivered to the Parent and the same shall be in full force and effect.

7.8 Restrictive Covenants Agreements. At or prior to the Effective Time, each of the Persons listed on Schedule 7.8 shall have executed and delivered a restrictive covenants agreement, each in substantially the form attached hereto as Exhibit D (the “Restrictive Covenants Agreement”), and all such Restrictive Covenants Agreements shall have been delivered to the Parent and the same shall be in full force and effect.
7.9 Employment Agreements. At or prior to the Effective Time, each of the Persons listed in Schedule 7.9 shall have executed and delivered an employment agreement, each in substantially the form attached hereto as Exhibit E, with the Parent (an “Employment Agreement”), and all such Employment Agreements shall have been delivered to the Parent and the same shall be in full force and effect.
7.10 Registration Rights Agreement. At or prior to the Effective Time, the Registration Rights Agreement between the Parent and the Members, in substantially the form attached hereto as Exhibit F (the “Registration Rights Agreement”) shall have been executed and delivered by the Parent and the Member Representative and the same shall be in full force and effect.
7.11 Security Agreement. At or prior to the Effective Time, the Security Agreement between the Acquisition Parties and the Members, in substantially the form attached hereto as Exhibit G (the “Security Agreement”) shall have been executed and delivered by the Acquisition Parties and the Member Representative and the same shall be in full force and effect.
7.12 NuTech Termination/Amendment. Prior to the Effective Time, Surgical Biologics shall use its commercially reasonable efforts to obtain and deliver to the Parent (a) evidence, satisfactory to the Parent in its sole discretion, of the termination of the NuTech Agreement or (b) a valid and binding amendment to the NuTech Agreement, satisfactory to the Parent in its sole discretion, terminating or amending the exclusive license rights in orthopedic surgery granted therein, and Surgical Biologics will execute and deliver any such termination or amendment as requested by Parent. Failure to obtain a termination or amendment satisfactory to Parent shall be deemed a failure of a closing condition under Section 9.2, and not a breach of this Agreement. Surgical Biologics shall notify NuTech as required by section 3.1(c) of the NuTech Agreement at least ten (10) days prior to the Closing Date.
7.13 Closing Opinion. The opinion of Joyce Thrasher Kaiser & Liss, LLC, in a form mutually agreeable to Parent and Member Representative shall have been delivered to the Parent and the same shall be in full force and effect.
7.14 Options and Warrants. Prior to the Effective Time, the Companies shall have delivered evidence satisfactory to the Parent that (a) the Options and Warrants have been either exercised or cancelled and extinguished, and (b) all Equity Plans has been cancelled and terminated.
7.15 Termination of Related Party Agreements. At or prior to the Effective Time, the Companies shall have delivered evidence satisfactory to the Parent that any and all Contracts between one or more of the Members relating to the outstanding Equity Interests of a Company or that otherwise purport to govern the affairs a Company or its Equity Interests have been cancelled and terminated and are of no further force or effect.

7.16 Accuracy of Representations and Warranties of Companies and Members. The Members and the Companies shall cause the representations and warranties set forth in ARTICLE IV and ARTICLE V to be: (a) with respect to those representations and warranties qualified by Company Material Adverse Effect or any other materiality standard, true and correct in all respects on the Closing Date as though made on and as of the Closing Date; and (b) with respect to all other representations and warranties, true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.
7.17 Accuracy of Acquisition Parties’ Representations and Warranties. The representations and warranties of the Acquisition Parties set forth in ARTICLE VI shall be: (a) with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects on the Closing Date as though made on and as of the Closing Date; and (b) with respect to all other representations and warranties, true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.
ARTICLE VIII
ADDITIONAL AGREEMENTS
8.1 Access to Properties and Records. Until the first to occur of the termination of this Agreement pursuant to ARTICLE XI and the Effective Time, each Company will provide the Parent and the Parent’s accountants, attorneys, and other advisors, with reasonable access upon reasonable notice, during business hours, to its premises and properties and its books and records (including personnel and other employment files, marketing information, contracts, leases, insurance policies, litigation files, minute books, accounts, working papers, and tax returns filed and in preparation) and will cause its officers to furnish to the Parent and the Parent’s advisors such additional financial, Tax, and operating data and other information pertaining to its business as the Parent shall from time to time reasonably request.
8.2 Reasonable Best Efforts, Etc. Subject to the terms hereof, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the Transactions, including obtaining any consents, authorizations, exemptions, and approvals from, and making all filings with, any Governmental Entity which are necessary in connection with the Transactions.
8.3 Material Events. At all times prior to the earlier of the termination of this Agreement pursuant to ARTICLE XI and the Effective Time, each party shall promptly notify the other parties in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in ARTICLE IX and ARTICLE X.
8.4 Fees and Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the Transactions.

8.5 Supplements to Schedules. From time to time prior to the earlier of the termination of this Agreement pursuant to ARTICLE XI and the Effective Time, the Companies shall supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising, that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or that is necessary to correct any information in the Company Disclosure Schedule or in the representations and warranties set forth in ARTICLE IV that have been rendered inaccurate thereby. Any matter arising after the date hereof due to events that occur after the date hereof and disclosed accurately in a supplemented or amended disclosure schedule pursuant to this Section 8.5 shall not form the basis for a claim for breach of any representation or warranty that survives the Closing if the Transactions are consummated. Notwithstanding anything herein to the contrary, any supplement or amendment to the Company Disclosure Schedule must be approved by and satisfactory to the Parent.
8.6 Appointment of Member Representative .
(a) The Member Representative is hereby appointed as attorney-in-fact to act on behalf and in the name of each Member for all purposes of this Agreement and any and all other documents, instruments, agreements or other Contracts executed and delivered by the Company in connection with the transactions contemplated by this Agreement (the “Ancillary Agreements”), including without limitation the authority to execute and deliver the Ancillary Agreements, and any amendments to this Agreement or the Ancillary Agreements. The Members’ approval of this Agreement includes confirmation of the authority of the Member Representative. The Acquisition Parties and the Companies may rely upon the acts of the Member Representative for all purposes permitted under this Agreement and the Ancillary Agreements. The Members shall be responsible for the payment of all fees and expenses incurred by the Member Representative in performing his duties under this Agreement.
(b) The Member Representative’s power, on behalf of the Members, shall include, but is not limited to, the following powers: (i) the power to act for the Members with regard to the calculation of the indemnification obligations hereunder; (ii) the power to compromise or settle any claim, litigation, or arbitration or other disputes that arise on behalf of the Members and to transact matters of litigation or arbitration in connection with this Agreement and the Ancillary Agreements; (iii) the power to do or refrain from doing all such further acts and things on behalf of the Members that the Member Representative deems necessary or appropriate in his sole discretion, and to execute all such documents, waivers, and instruments as the Member Representative shall deem necessary or appropriate, in connection therewith; (iv) the sole power and authority to take any and all actions on behalf of a Member with respect to such Member’s Note, including, but not limited to, the exercise of any remedies under the Note; and (v) the power to receive service of process in connection with any claims under this Agreement and the Ancillary Agreements.

(c) The Member Representative shall act for the Members in the manner that the Member Representative believes to be in the best interest of the Members and consistent with their obligations under this Agreement and the Ancillary Agreements, but shall have no duties or obligations except as specifically set forth in this Agreement and the Ancillary Agreements. In acting on behalf of the Members, the Member Representative may rely upon, and shall be protected in acting or refraining from acting upon, an opinion or advice of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bonds, or other paper or document reasonably believed by them to be genuine and to have been executed or presented by the proper party or parties. The Member Representative shall not be personally liable to the Members for any action taken, suffered, or omitted by him in good faith and reasonably believed by him to be authorized or within the discretion of the rights or powers conferred upon them by this Agreement. The Member Representative may consult with counsel. No bond shall be required of the Member Representative, and the Members jointly and severally shall indemnify the Member Representative with respect to any and all Losses incurred or suffered by the Member Representative in his capacity as a Member Representative, other than for the Member Representative’s willful misconduct or gross negligence.
(d) The Member Representative shall treat as confidential all non-public information regarding the Acquisition Parties with which the Member Representative comes in contact.
8.7 Access to Employees, Customers, Vendors, and Contractors. Between the date of this Agreement and the first to occur of the termination of this Agreement pursuant to ARTICLE XI and the Effective Time, each Company will afford the Parent and its representatives access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal operations of such Company, to its Employees, customers, vendors, and Consultants, including all books and records related thereto, training materials, marketing materials, service offer methodologies, and like material, and, subject to such Company’s approval each time, such approval not to be unreasonably withheld, conditional or delayed, the Parent shall be permitted to, among other things, in cooperation with such Company (and at all reasonable times and in a reasonable manner) conduct employee interviews, conduct background and appropriate drug screening, discuss and negotiate employment terms, contact customers, vendors, and Consultants and introduce customers to the Parent’s employees.
8.8 Confidential Information.
(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that, such Confidential Information: (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of MP Holdings, with respect to Confidential Information of MP Holdings, an authorized representative of OnRamp, with respect to Confidential Information of OnRamp, or the Member Representative, with respect to Confidential Information of the Members (each, a “Company Contact”), or an authorized representative of the Parent, with respect to Confidential Information of the Acquisition Parties (each, a “Parent Contact”). Each of the parties hereto shall disclose the Confidential Information of the other party or parties only to its representatives who require such material for the purpose of evaluating and consummating the Transactions and are informed by such party of the obligations of this Section 8.8 with respect to such Confidential Information. Each of the parties hereto shall: (x) enforce the terms of this Section 8.8 as to its respective representatives; (y) take such action to the extent necessary to cause its representatives to comply with the terms and conditions of this Section 8.8; and (z) be responsible and liable for any breach of the provisions of this Section 8.8 by it or its representatives.

(b) In the event the Transactions are not consummated and this Agreement is terminated pursuant to ARTICLE XI, for the period commencing on the date of termination of this Agreement and ending on the fifth (5th) anniversary thereof, each of the Acquisition Parties and each of their Affiliates shall maintain as confidential, and shall not use for any reason or purpose, any Confidential Information of the Companies and the Members, and shall return all originals and copies (in any format) of all documents setting forth any such Confidential Information.
(c) Notwithstanding anything in this Agreement to the contrary, from and after the Closing, the provisions of this Section 8.8 shall not apply to or restrict in any manner the Parent’s use of any Confidential Information of any Company related to the operations of the business of any Surviving Company.
(d) This Section 8.8 does not apply to that portion of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates: (i) was, is, or becomes generally available to the public other than as a result of a breach of this Section 8.8; (ii) was, is, or becomes developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (iii) was, is, or becomes available to the Receiving Party on a non-confidential basis from a Person not bound by a confidentiality agreement or any legal, fiduciary, or other obligation restricting disclosure of such Confidential Information.
(e) If a Receiving Party becomes compelled in any proceeding or is requested by a Governmental Entity having regulatory jurisdiction over this Agreement, including, but not limited to, the SEC, to make any disclosure that is prohibited or otherwise constrained by this Section 8.8, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.8. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 8.8 do not apply to any proceedings among the parties to this Agreement.
8.9 Director and Officer Indemnification(a) . Prior to the Closing, the Companies shall be permitted to secure a Tail Policy covering all past and present directors and officers of the Companies (the “Indemnified Directors and Officers”) for a period of up to two (2) years from and after the Closing Date. All costs of securing and maintaining the Tail Policy shall be borne by the Companies and shall be deemed Company Transaction Expenses for purposes of this Agreement.

8.10 Member Release. As a material inducement for, and in partial consideration of, the Acquisition Parties’ agreements herein, each Member, by its execution and delivery of this Agreement, acknowledges and agrees that as of the date hereof (i) it does not have any claim, offset, defense, damages, or cause of action of any kind, character or nature whatsoever, whether known or unknown, choate or inchoate (the “Released Claims”) against any of the Acquisition Parties or the Companies, or any of their respective Affiliates or Employees, (collectively, “Released Parties”), or (ii) to the extent that such Member claims to have previously had, or currently has, any such Released Claims against any of the Released Parties as described hereinabove, which the Released Parties specifically deny, whether choate or inchoate, known or unknown, in law or in equity, then such Member does hereby (a) unconditionally release the Released Parties from any and all loss, liability, causes, claims, damages, actions, causes of actions, and suits of any kind and nature whatsoever as a result of any events, actions, or omissions that occurred prior to the date this Agreement is executed or pertaining to the allocation of the Aggregate Consideration in the manner set forth herein, and (b) covenants not to sue the Released Parties for past and present Released Claims up to the date hereof.
8.11 Articles of Merger. On or prior to the Effective Time, MP Holdings shall have executed and delivered to MP Holdings Acquisition Sub a counterpart of the MP Holdings Articles of Merger to be filed with the Secretary of the State of Georgia in connection with the MP Holdings Merger. OnRamp shall have executed and delivered to OnRamp Acquisition Sub a counterpart of the OnRamp Articles of Merger to be filed with the Secretary of the State of Georgia in connection with the OnRamp Merger.
8.12 Tax Matters(a) .
(a) S Corporation Status. MP Holdings and OnRamp shall not revoke their elections to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. MP Holdings, OnRamp, and the Members shall not take or allow any action other than the sale of the MP Holdings Membership Interests and the OnRamp Membership Interests pursuant to this Agreement that would result in the termination of either of MP Holdings’s or OnRamp’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.
(b) Tax Periods Ending on or before Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Surgical Biologics, MP Holdings, and OnRamp for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Parent shall permit Member Representative to review and comment each such Tax Return described in the preceding sentence prior to filing. If there are any disputes regarding such Tax Return, the parties will work in good faith to resolve such dispute. To the extent permitted by applicable law, the Members shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1’s furnished by Parent to the Members for such periods.

(c) Cooperation on Tax Matters. Parent, Surgical Biologics, MP Holdings, OnRamp, and the Members shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (A) to retain all books and records with respect to Tax matters pertinent to Surgical Biologics, MP Holdings, and OnRamp relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Parent or Member Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, Parent or any Member, as the case may be, shall allow the other party to take possession of such books and records.
8.13 Further Action(a) . Each of the parties hereto shall execute and deliver such documents and other papers and use its commercially reasonable efforts to take such other actions, as may be required or as are reasonably appropriate to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
ARTICLE IX
CONDITIONS TO THE OBLIGATIONS OF THE ACQUISITION PARTIES
The obligation of the Acquisition Parties to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived in writing by the Parent in its sole discretion):
9.1 Compliance with Covenants. Each of the Companies shall have duly performed and complied in all material respects with each and all covenants, agreements, and obligations required by this Agreement or the Ancillary Agreements to be performed or complied with by each or all of the Companies on or prior to the Closing.
9.2 Amendment or Termination of NuTech Agreement. Surgical Biologics shall have obtained (a) evidence, satisfactory to the Parent in its sole discretion, of the termination of the NuTech Agreement or (b) a valid and binding amendment to the NuTech Agreement, satisfactory to the Parent in its sole discretion, terminating or amending the exclusive license rights in orthopedic surgery granted therein.
ARTICLE X
CONDITIONS TO THE OBLIGATIONS OF THE COMPANIES
The obligation of the Companies to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of the following condition (which may be waived in writing by any Company in its sole discretion):
10.1 Compliance with Covenants. Each of the Acquisition Parties shall have duly performed and complied in all material respects with each and all covenants, agreements, and obligations required by this Agreement or the Ancillary Agreements to be performed or complied with by each or all of the Acquisition Parties on or prior to the Closing.

ARTICLE XI
TERMINATION
11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:
(a) By the written consent of the Companies and the Parent.
(b) By any of the Companies or the Parent:
(i) if any Governmental Entity shall have enacted, promulgated, or issued any statute, rule, regulation, ruling, writ, or injunction, or taken any other action, restraining, enjoining, or otherwise prohibiting the Transactions and all appeals and means of appeal therefrom have been exhausted; or
(ii) if the Effective Time shall not have occurred on or before January 7, 2011; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to any party whose (or whose Affiliate(s)’) material breach of any representation or warranty or material failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.
(c) By the Parent if there shall have been a material breach of any representation, warranty, covenant, condition, or agreement on the part of any Company or any Member set forth in this Agreement which breach is incapable of cure, or if capable of cure, shall not have been cured within ten (10) business days following receipt by the breaching party of notice of such breach.
(d) By any of the Companies if there shall have been a material breach of any representation, warranty, covenant, condition, or agreement on the part of any Acquisition Party set forth in this Agreement which breach is incapable of cure, or if capable of cure, shall not have been cured within ten (10) business days following receipt by the breaching party of notice of such breach.
11.2 Effect of Termination.
(a) In the event of termination of this Agreement pursuant to Section 11.1(a), Section 11.1(b)(i), Section 11.1(b)(ii) (except to the extent the termination under Section 11.1(b)(ii) is due to a party’s material breach of any representation or warranty or obligation set forth in this Agreement), this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or their respective shareholders, members, managers, directors, officers, or agents.
(b) In the event of the termination of this Agreement pursuant to Section 11.1(b)(ii), (but only to the extent the termination under Section 11.1(b)(ii) is due to a party’s material breach of any representation or warranty or obligation set forth in this Agreement), Section 11.1(c) or Section 11.1(d), there shall be no liability on the part of any non-breaching party or its respective shareholders, members, managers, directors, officers, or agents.
(c) Except as otherwise set forth herein, nothing herein shall relieve any party hereto from liability for breach of this Agreement by such party.

ARTICLE XII
INDEMNIFICATION
12.1 Indemnity Obligations.
(a) Indemnification by the Companies and the Members. Subject to this ARTICLE XII, prior to the Effective Time, the Companies and the Members shall, jointly and severally, and, after the Effective Time, the Members shall, jointly and severally, indemnify, defend, and hold harmless the Parent and/or each Surviving Company, as the case may be, and their respective shareholders, members, managers, directors, officers, employees, and agents (the “Surviving Company Indemnified Parties”), and the Surviving Company Indemnified Parties shall be indemnified and held harmless, from and against, any Losses arising out of, based upon, or resulting from:
(i) any inaccuracy in or breach of any representation or warranty set forth in ARTICLE IV of this Agreement or any inaccuracy in or breach of any representation or warranty set forth in ARTICLE IV as if such representation and warranty had been made as of the Closing Date, except representations and warranties that address matters only as of a particular time, which may only be accounted as of such time;
(ii) any breach or failure to perform any of the covenants, agreements, or undertakings of any Company contained in this Agreement or any of the Ancillary Agreements;
(iii) any Closing Indebtedness of any Company or Company Transaction Expenses, in each case only to the extent not accounted for in the determination of the Aggregate Cash Consideration pursuant to Section 3.4(a); and
(iv) any Action disclosed pursuant to Section 4.9 (Legal Proceedings, Etc.) or any Action against any of the Surviving Company Indemnified Parties instituted by Biod, LLC, Biodlogics, LLC, Biorecovery, LLC, Timothy Brahm, Jeffrey Sander, or John Butora, or their successors or assigns, except for the lawsuit filed by Surgical Biologics having Civil Action No. 1:10-cv-03263-TCB if the Parent elects to continue to pursue such lawsuit following the Closing; and

(v) (1) all Taxes (or the non-payment thereof) of the Companies, including Taxes of the Companies relating to or resulting from the consummation of the Transactions (but not Taxes of Parent, if any, which would be properly owed by Parent in a valid tax-free reorganization structured in the manner set forth herein), for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (2) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which a Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (3) any and all Taxes of any Person (other than the Companies) imposed on a Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (4) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clause (1), (2), or (3); provided, however, that the obligations under this Section 12.1(a)(v) shall exist only to the extent such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Balance Sheet (rather than in any notes thereto) and taken into account in determining the Aggregate Cash Consideration. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period’’), the amount of any Taxes based on or measured by income or receipts of the Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Companies hold a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The Parent shall be reimbursed for any Taxes of the Companies that the Surviving Company Indemnified Parties are entitled to be indemnified for pursuant to this Section 12.1(a)(v) within fifteen (15) business days after payment of such Taxes by the Surviving Company Indemnified Parties.
(b) Indemnification by the Members. Subject to this ARTICLE XII, after the Effective Time, the Members shall severally indemnify, defend, and hold harmless the Surviving Company Indemnified Parties from and against any Losses arising out of, based upon, or resulting from:
(i) any inaccuracy in or breach of any representation or warranty of a Member set forth in ARTICLE V or any Joinder Agreement or any inaccuracy in or breach of any representation or warranty of a Member set forth in ARTICLE V or any Joinder Agreement as if such representation and warranty have been made as of the Closing Date, except representations and warranties that address matters only as of a particular time, which may only be accounted as of such time; and
(ii) any breach or failure to perform any of the covenants, agreements, or undertakings of such Member contained in this Agreement or any of the Ancillary Agreements.

(c) Indemnification by the Acquisition Parties. Subject to this ARTICLE XII, the Acquisition Parties shall, jointly and severally, indemnify, defend, and hold harmless the Companies and the Members, and the Companies’ managers, officers, employees, agents, successors and assigns, and heirs, beneficiaries, and representatives (the “Company Indemnified Parties”) from and against any Losses arising out of, based upon, or resulting from:
(i) any inaccuracy in or breach of any representation or warranty of any of the Acquisition Parties set forth in this Agreement or any inaccuracy in or breach of any representation or warranty of any of the Acquisition Parties set forth in this Agreement as if such representation and warranty had been made as of the Closing Date, except representations and warranties that address matters as of a particular time, which need only be accounted as of such time; and
(ii) any breach or failure to perform any of the covenants, agreements, or undertakings of any of the Acquisition Parties which are contained in this Agreement or any of the Ancillary Agreements.
12.2 Duration. All representations and warranties and covenants, agreements, and undertakings set forth in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing, regardless of any investigation on the part of any party hereto, but shall expire on the date which is twenty-four (24) months following the Closing Date, except that with respect to:
(a) (i) The representations and warranties in Section 4.1 (Company Organization), Section 4.2 (Authorization; Enforceability), Section 4.5 (Capitalization), Section 4.6 (Subsidiaries), Section 4.26 (Brokers), Section 4.29 (Nature and Business of OnRamp), Section 4.4.30 (Nature and Business of MP Holdings), Section 5.1 (Organization), Section 5.2 (Authority; Enforceability), Section 5.4 (Ownership and Title to Equity Interests), Section 5.6 (Brokers) (each of the foregoing, a “Seller Fundamental Representation” and, collectively, the “Seller Fundamental Representations”), Section 6.1 (Organization), Section 6.2 (Authorization; Enforceability), and Section 6.5 (Brokers), and (ii) the specific indemnities under Sections 12.1(a)(iii), or 12.1(a)(iv), the survival period shall continue indefinitely;
(b) (i) The representations and warranties in Section 4.10 (Taxes) and Section 4.12 (Intellectual Property), and (ii) the specific indemnities under Section 12.1(a)(v), the survival period shall be the period of the applicable statute of limitations;
(c) Any covenants, agreements, and undertakings to be performed pursuant to this Agreement or any of the Ancillary Agreements after the Closing, the survival period for which shall continue indefinitely (unless a shorter period is specified in the particular covenant, agreement, or undertaking); and
(d) Any claim based on fraud or willful misconduct, the survival period for which shall continue indefinitely.
Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable survival period, any Indemnitor shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

12.3 Direct Claims. In the event any Surviving Company Indemnified Party or any Company Indemnified Party (the “Claimant”) desires to make a claim against the applicable indemnifying party (the “Indemnitor”) for indemnification pursuant to Section 12.1 not involving a third party claim against the Claimant (each, a “Direct Claim”), the Claimant shall give prompt written notice of the Direct Claim to the Indemnitor, describing, in reasonable detail, the nature of the Direct Claim. Failure to give such notice shall not affect the right to indemnification provided under this Agreement, except to the extent that such failure shall have actually and materially prejudiced the Indemnitor.
12.4 Third Person Claims.
(a) If any third Person shall notify any Claimant with respect to any matter involving a third party claim against such Claimant (a “Third Person Claim”) that may give rise to a claim for indemnification by such Claimant against any Indemnitor under Section 12.1, then such Claimant shall promptly notify each Indemnitor thereof (or the Member Representative in the event that the Indemnitor(s) are one or more Members) in writing. Failure to give such reasonable notice shall not affect the right to indemnification provided under this Agreement, except to the extent that such failure shall have actually and materially prejudiced the Indemnitor.
(b) Except as otherwise set forth in this Section 12.4(b), any Indemnitor (or the Member Representative in the case of any Indemnitor that is a Member) will have the right to assume and thereafter conduct at its own expense the defense of the Third Person Claim with counsel of its choice, which counsel shall be reasonably satisfactory to the Claimant; provided, however, that the Indemnitor or the Member Representative, as applicable, will not consent to the entry of any judgment or enter into any settlement with respect to the Third Person Claim without the prior written consent of the Claimant, which consent shall not be unreasonably withheld, conditioned or delayed if such settlement consists solely of cash consideration, for which the Indemnitor is so responsible, and does not materially and adversely affect the operations of the Surviving Companies. Notwithstanding the foregoing, neither the Companies prior to the Effective Time nor the Member Representative after the Effective Time shall have the right to assume and conduct the defense of the Third Person Claim against the Surviving Company Indemnification Parties, if, (i) the Companies prior to the Effective Time and the Member Representative, on behalf of the Members after the Effective Time, either do not expressly acknowledge the indemnification obligations with respect to such Third Person Claim or fail to vigorously prosecute or defend such Third Person Claim, or (ii) such Third Person Claim (A) seeks non-monetary relief, (B) involves a third Person that has a business relationship with any of the Surviving Companies, (C) the Parent reasonably believes that an adverse determination of such Third Person Claim would have a material and adverse effect on either the Surviving Companies’ or the Parent’s reputation or future business prospects.
(c) Unless and until an Indemnitor assumes the defense of the Third Person Claim as provided in Section 12.4(b) above, the Claimant may defend against the Third Person Claim in any manner it reasonably deems appropriate. The costs of any such defense shall be included in determining the Losses relating to the Third Person Claim. Any Claimant may elect to retain counsel of its choice in any Third Person Claim that the Indemnitors (or the Member Representative) assume and thereafter conduct the defense of, but the costs and expenses associated therewith shall be the sole responsibility of Claimant and shall not be deemed to be Losses for purposes of this ARTICLE XII.

(d) In no event will the Claimant consent to the entry of any judgment or enter into any settlement with respect to a Third Person Claim without the prior written consent of each of the Indemnitors or the Member Representative, as applicable, which consent shall not be unreasonably withheld.
12.5 Escrow Stock. The Escrow Stock will be held in escrow for the Escrow Period as a source of recovery for any indemnification obligations of the Companies or the Members, as the case may be, under this ARTICLE XII or any payments required to be made pursuant to Section 3.4(a)(iii), all pursuant to the terms of the Escrow Agreement.
12.6 Knowledge. The fact that a Claimant, as of the Closing Date, had knowledge of the fact, condition, circumstance, or event giving rise to an Indemnitor’s indemnification obligation or liability shall not be a defense or limiting factor with respect to such Indemnitor’s indemnification obligation or liability.
12.7 Limitations of Liability. Notwithstanding anything herein to the contrary:
(a) Basket. No Surviving Company Indemnified Party shall be entitled to indemnification under Sections 12.1(a)(i) and 12.1(b)(i) until the aggregate amount of the Losses otherwise due to the Surviving Company Indemnified Parties exceeds on a cumulative basis an amount equal to One Hundred Thousand and No/100 U.S. Dollars ($100,000.00) (the “Basket”). Once the aggregate amount of the Losses otherwise due to the Surviving Company Indemnified Parties exceeds the Basket the Surviving Company Indemnified Parties shall be entitled to recovery for the full amount of the Losses; provided, however, that the Basket shall not apply to Losses arising out of or relating to: (i) any inaccuracy in or breach of any Seller Fundamental Representation; (ii) any breach or failure by any Company or any Member to perform any of the covenants, agreements, or undertakings contained in this Agreement or any documents, instruments, agreements or other Contracts executed and delivered by the Company in connection with the transactions contemplated by this Agreement; or (iii) any fraud or willful misconduct.
(b) Cap. No Surviving Company Indemnified Party shall be entitled to indemnification under Sections 12.1(a)(i) and 12.1(b)(i) for Losses which are in the aggregate in excess of the aggregate of (i) the Escrow Stock, which shall be valued at the average of the last reported trading price of the Parent Common Stock as reported on the OTC.BB, or such other exchange on which the Parent Common Stock may be listed, for the twenty (20) full trading days immediately preceding the date that the Escrow Agent receives notice of an indemnification claim pursuant to this ARTICLE XII, plus (ii) the amounts payable to the Members pursuant to Sections 3.4(b) and (c), plus (iii) fifty percent (50%) of the amounts owed by the Acquisition Parties in the aggregate under the Notes (the “Cap”); provided, however, that the Cap shall be increased to the full amount of the consideration received by each Member with respect to Losses arising out of or relating to any inaccuracy in or breach of any Seller Fundamental Representation; provided, further that the Cap shall not apply with respect to Losses arising out of or relating to: (i) any breach or failure by a Company or a Member to perform any of the covenants, agreements, or undertakings contained in this Agreement or any documents, instruments, agreements or other Contracts executed and delivered by the Company in connection with the transactions contemplated by this Agreement; or (ii) any fraud or willful misconduct.

12.8 Adjustment to Transaction Consideration. Any indemnity payment made pursuant to this ARTICLE XII shall be treated, for all relevant Tax purposes, by all parties as an adjustment to the Transaction Consideration unless otherwise required by Law.
12.9 Sole and Exclusive Remedy; Offset. The Acquisition Parties for and on behalf of the Surviving Company Indemnified Parties hereby acknowledge that their sole and exclusive remedy with respect to any and all claims for money damages relating to the subject matter of this Agreement and the Transactions, except with respect to fraud and willful misconduct, shall be pursuant to the indemnification provisions set forth in this ARTICLE XII (it being understood that nothing in this Section 12.9 or elsewhere in this Agreement shall limit the parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to herein or to be performed after the Closing). Subject to the limitations contained in Section 12.7(b), the Acquisition Parties shall be entitled to offset any amounts otherwise payable to the Members pursuant to Sections 3.4(b) or (c) or under the Notes in respect of any claim for indemnification under this ARTICLE XII.
12.10 Assignment of Claims. If any of the Losses for which an Indemnitor is responsible or allegedly responsible under this ARTICLE XII are recoverable or reasonably likely to be recoverable against any third party at the time that payment is due hereunder, the Claimant will assign any and all rights that it may have to recover such Losses to the Indemnitor. The Claimant will reimburse the Indemnitor for any and all Losses paid by the Indemnitor to the Claimant pursuant to this Agreement to the extent such amount is subsequently paid to the Claimant by any Person other than the Indemnitor.
12.11 No Duplicative Losses; Determination of Losses. Notwithstanding anything contained in this Agreement to the contrary: (a) to the extent that any Loss resulting from any breach of any representation or warranty of the Companies under ARTICLE IV is taken into account in determining the Aggregate Cash Consideration, (i) no Surviving Company Indemnified Party may recover such Loss through a claim pursuant to this ARTICLE XII or otherwise and (ii) such Loss shall not be included in the determination of whether all Losses, in the aggregate, exceed the Basket nor shall such Loss count toward the Cap; and (b) no Surviving Company Indemnified Party may recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement or any agreement related hereto regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement or such other agreement; provided, however, that all Losses incurred due to such facts or circumstances shall be indemnified in accordance with this ARTICLE XII. Solely for purposes of calculating Losses under this ARTICLE XII once a breach of a representation or warranty has occurred (and specifically not for purposes of determining whether such a breach has occurred or for purposes of determining whether the conditions set forth in ARTICLE VII have been satisfied), no effect shall be given to qualifications of materiality, such as “Material Adverse Effect,” “in all material respects” and other similar qualifications that are included in the representations and warranties contained in this Agreement.
12.12 Cooperation. The parties to this Agreement agree to render to each other such assistance as they may reasonably require of each other, and to cooperate with each other in order to ensure the proper and adequate defense of any Third Person Claim.

ARTICLE XIII
MISCELLANEOUS PROVISIONS
13.1 Responsibility for Filing Returns. The Companies shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Companies that are required to be filed on or before the Closing Date; such Tax Returns shall be prepared on a basis consistent with the most recent Tax Returns of the Companies unless there is no reasonable basis for such position, and shall be true, correct, and complete in all respects. Not later than thirty (30) days prior to the due date for filing of such a Tax Return, the Parent shall be provided with a copy of such Tax Return. The Companies shall make such changes to the Tax Return as the Parent may reasonably request, and shall not file such Tax Return without the Parent’s consent, which shall not be unreasonably withheld, conditioned, or delayed.
13.2 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions shall be paid by the Members when due, and the Members will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
13.3 No Additional Warranties or Representations; Due Diligence. The parties hereto acknowledge that no other party nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding such other party or the Business, which has been communicated, furnished, or made available to any party hereto or their agents, except as expressly set forth in this Agreement (including, for the purposes of this Section 13.3, any and all certificates, schedules, and other documents delivered in connection herewith). No party hereto nor any other Person is or will be subject to any liability to any other party hereto or any other Person resulting from the distribution to any party hereto or their agents, or any such party’s or their agents’ use of, any such information, documents, or material made available to such party or their respective agents in records stored on computer disks, in online or physical “data rooms,” provided during management presentations or in any other forms in expectation of the Transactions, except as expressly set forth in this Agreement. Each of the parties hereto hereby acknowledges and agrees that neither such party nor any of such party’s agents has relied, and none of such Persons is relying, upon any statement, warranty, or representation (whether written or oral) not made in this Agreement. Each of the parties hereto further acknowledges and agrees that (a) they have conducted such investigations of the other parties hereto as they deem necessary in connection with the execution of this Agreement and the consummation of the Transactions, (b) the Acquisition Parties and their respective agents have been permitted access to the books, records, facilities, equipment, returns, Contracts, and other properties and assets of the Companies which they and their respective agents have desired and requested to see or review, and (c) the Acquisition Parties and their respective agents have had an opportunity to meet with each Company and its agents to discuss the Business and assets of such Company. In connection with such investigation, the Acquisition Parties and their respective agents have received from or on behalf of each Company certain estimates, budgets, forecasts, plans, and financial projections (“Forward-Looking Statements”), and the Acquisition Parties acknowledge that (i) there are uncertainties inherent in making Forward Looking Statements and (ii) they are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to them and their respective agents (including the reasonableness of the assumptions underlying Forward-Looking Statements where such assumptions are explicitly disclosed). Except as expressly provided in this Agreement, no Company nor any other Person is making any representation or warranty with respect to, or is or will be subject to any liability to, any Surviving Company Indemnified Party or any other Person resulting from, the distribution to any of the Acquisition Parties or their respective agents, or their use of, Forward-Looking Statements.

13.4 Amendment. This Agreement may not be amended or modified except by an instrument in writing executed by the Members, the Companies and the Parent.
13.5 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties hereto to comply with any obligation, covenant, or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.
13.6 Notices. All notices, consents, waivers, requests, instructions, or other communications required or permitted hereunder shall be in writing or by written electronic transmission, and shall be deemed to have been duly given if (a) delivered personally (effective upon delivery), (b) sent by a reputable, established international courier service (effective upon receipt), (c) mailed by certified mail, return receipt requested, postage prepaid (effective upon receipt), or (d) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment (effective upon receipt), addressed as follows (or to such other address as the recipient may have furnished for such purpose pursuant to this Section 13.6):
(a) if to any Company or the Members, to:
OnRamp Capital Investments, LLC,
Membrane Products Holdings, LLC,
Surgical Biologics, LLC, and/or
Member Representative
4891 Gresham Ridge Drive
Kennesaw, Georgia 30144
Attention: John Daniel
Facsimile: 770-218-6195
Email: jdaniel@surgicalbio.com
with copies to:
Joyce, Thrasher, Kaiser, & Liss, LLC
Five Concourse Parkway, Suite 2350
Atlanta, Georgia 30328
Attention: Andrew P. Kaiser, Esq.
Facsimile: (404) 760-0225
Email: akaiser@jktlaw.com
(b) if to an Acquisition Party or a Surviving Company, to:
MiMedx Group, Inc.
811 Livingston Court
Suite B
Marietta, Georgia 30067
Attention: Parker H. “Pete” Petite
Facsimile: (678) 384-6741
Email: Pete.Petit@thepetitgroup.com
with a copy to:
MiMedx Group, Inc.
811 Livingston Court
Suite B
Marietta, Georgia 30067
Attention: Roberta McCaw
Facsimile: (678) 384-6741
Email: robertamccaw@comcast.net

13.7 Binding Effect; Assignment. This Agreement, and all of the provisions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, administrators, executors, and personal representatives and permitted assigns. Neither this Agreement nor any rights, duties, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.
13.8 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, the Members, and the Surviving Company Indemnified Parties and the Company Indemnified Parties (to the extent provided in ARTICLE XII ), and their respective successors or permitted assigns, any right, remedy, obligation, or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.
13.9 Public Announcements. None of the Companies or the Members may, except as may be required by applicable Laws relating to the Transactions, issue a press release relating to the Transactions, without the prior written consent of the Parent.
13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles of signatures shall be deemed to be originals.
13.11 Entire Agreement. This Agreement, and the Schedules, Exhibits, certificates, and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to, the subject matter hereof. This Agreement supersedes all other prior agreements and understandings, written or oral, among the parties with respect to such subject matter.
13.12 Construction. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, and references to the singular include the plural; (b) references to any gender include the other genders; (c) the words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein,” “hereunder,” “hereto,” “hereby,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the terms “day” and “days” mean and refer to calendar day(s); and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to: (i) any document, instrument, or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules, and other attachments thereto, (B) includes all documents, instruments, or agreements issued or executed in replacement thereof, and (C) means such document, instrument, or agreement, or replacement or predecessor thereto, as amended, modified, or supplemented from time to time in accordance with its terms and in effect at any given time; and (ii) a particular Law means such Law as amended, modified, supplemented, or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit, and Schedule references herein are to Articles, Sections, Exhibits, and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by any one party hereto, but rather according to its fair meaning as a whole, as if all the parties hereto had prepared it.
13.13 Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties, and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

13.14 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.
13.15 Governing Law; Venue. Except as otherwise stated herein, the parties hereby agree that this Agreement, and the respective rights, duties, and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to principles of conflicts of law thereunder.
13.16 Severability. In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any applicable Laws or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, or subject or otherwise unreasonable so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable Laws as it shall then appear.
13.17 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.
13.18 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT HEREOF.
13.19 Arbitration.
(a) Except as otherwise prohibited by applicable Law, any Dispute shall be resolved through an arbitration proceeding conducted as set forth in this Section 13.19. The arbitration proceeding shall be governed by the then-current commercial arbitration rules of the AAA, and the U.S. Federal Arbitration Act, 9 U.S.C. Sections 1-5, not local law, will govern the arbitrability of all Disputes. The arbitration shall be conducted by a three-member arbitration panel that will conduct the arbitration under the then current commercial arbitration rules of the AAA and supervision of the AAA. The Parent shall chose one of the arbitrators, the Member Representative shall chose one of the arbitrators, and the two arbitrators so chosen shall choose the third arbitrator. All of the arbitrators shall be chosen from a panel of persons with knowledge of and experience in the Companies’ industry provided by the AAA. Unless otherwise set forth in this Section 13.19, each party shall bear its own expenses. The fees and expenses of the arbitrators, shall be borne one-third by the prevailing party and two-thirds by the non-prevailing party, with the arbitrators making the determination as to which party has prevailed. The arbitration proceeding shall take place in Atlanta, Georgia.

(b) The arbitration award shall be given in writing and shall be final and binding on the parties, not subject to any appeal. The arbitrators shall not be authorized to award punitive, consequential, or exemplary damages of any kind or nature to any party. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.
(c) Except as otherwise stated herein, the parties agree not to submit a Dispute subject to this Section 13.19 to any federal, state, provincial, local, or foreign court or arbitration association except as may be necessary to enforce the arbitration procedures of this Section 13.19 or to enforce the award of the arbitrators. If court proceedings to stay litigation or compel arbitration under the U.S. Federal Arbitration Act (9 U.S.C. Sections 1-5), or similar local legislation are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorneys’ fees that are reasonably incurred by the other party.
(d) The parties agree to keep the existence, content, and result of the arbitration proceedings confidential, subject to Section 13.19(b).
[SIGNATURES FOLLOW ON THE NEXT PAGE]

COUNTERPART SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER
IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

MIMEDX GROUP, INC.
By:	/s/ Parker H. Petit
Parker H. Petit, Chairman and CEO

MP HOLDINGS ACQUISITION SUB, LLC
By:	/s/ Parker H. Petit
Parker H. Petit, Manager

ORCI ACQUISITION SUB, LLC
By:	/s/ Parker H. Petit
Parker H. Petit, Manager

MEMBRANE PRODUCTS HOLDINGS, LLC
By:	/s/ Kenneth S. Hurt
	Name:	Kenneth S. Hurt
	Title:	Manager

ONRAMP CAPITAL INVESTMENTS, LLC
By:	/s/ John R. Daniel
John R. Daniel, Operating Manager

/s/ John R. Daniel
JOHN R. DANIEL, in his capacity as the Member Representative
[Signatures continued on the following page]

COUNTERPART SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

MEMBERS:
/s/ John R. Daniel
JOHN R. DANIEL

/s/ Yvette F. Daniel
YVETTE F. DANIEL

/s/ Randall Spencer
RANDALL SPENCER

/s/ Katie Christie
KATIE CHRISTIE

/s/ Kenneth S. Hurt
KENNETH S. HURT

SAGESSE GENERALE, LLC
By:	/s/ Nicholas Steele
	Name:	Nicholas Steele
	Title:	Manager

CURIEUX LIMITED CO.
By:	/s/ Robert Frohwein
	Name:	Robert Frohwein
	Title:	Manager

List of Exhibits

Exhibit A	—	Form of the Notes
Exhibit B	—	Form of Resignation and Release
Exhibit C	—	Form of Escrow Agreement
Exhibit D	—	Restrictive Covenants Agreement
Exhibit E	—	Employment Agreement
Exhibit F	—	Registration Rights Agreement
Exhibit G	—	Security Agreement

List of Disclosure Schedules
Company Disclosure Schedule

Schedule I	—	Definitions
Schedule 1.155	—	Surgical Biologics Products
Schedule 3.4(a)	—	Transaction Consideration Schedule
Schedule 5.4	—	Members
Schedule 7.1	—	Conduct of Business
Schedule 7.8	—	Restrictive Covenants Agreement Signatories
Schedule 7.9	—	Employment Agreement Signatories
(Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request)

SCHEDULE I
DEFINITIONS
1.1 “2011 Contingency-Based Payment” shall have the meaning given such term in Section 3.4(b).
1.2 “2011 Share Value” shall mean the average of the last reported trading price of the Parent Common Stock as reported on the OTC.BB, or such other exchange on which the Parent Common Stock may be listed, for the twenty (20) full trading days immediately preceding the date which is one day prior to the date of filing of Parent’s Form 10-K for the 2011 fiscal year.
1.3 “2012 Contingency-Based Payment” shall have the meaning given such term in Section 3.4(c).
1.4 “2012 Share Value” shall mean the average of the last reported trading price of the Parent Common Stock as reported on the OTC.BB, or such other exchange on which the Parent Common Stock may be listed, for the twenty (20) full trading days immediately preceding the date which is one day prior to the date of filing of Parent’s Form 10-K for the 2012 fiscal year.
1.5 “409A Plan” shall have the meaning given such term in Section 4.15(k).
1.6 “Acquisition Party” shall mean the Parent, MP Holdings Acquisition Sub, or OnRamp Acquisition Sub, as applicable, and, collectively, the “Acquisition Parties.”
1.7 “Action(s)” shall have the meaning given such term in Section 4.9.
1.8 “Additional Payment Amounts” shall mean any amounts to be released from the Escrow Stock to the Members, as well as any amounts that become payable for distribution to the Members in accordance with Section 3.4.
1.9 “Affiliate” of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to “control,” be “controlled by,” or be “under common control with” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or partnership interests, by contract, or otherwise.
1.10 “Aggregate Cash Consideration” shall mean an aggregate amount equal to Five Hundred Thousand and No/100 U.S. Dollars ($500,000.00), subject to adjustment as provided in Section 3.4(a).
1.11 “Aggregate Closing Cash Consideration” shall mean an amount equal to the Aggregate Cash Consideration minus the Holdback Amount.

Schedule I, Page 1

1.12 “Aggregate Closing Stock Consideration” shall mean an amount equal to the Aggregate Stock Consideration minus the Escrow Stock.
1.13 “Aggregate Consideration” shall mean the Aggregate Cash Consideration, the Aggregate Stock Consideration, and the principal amount of the Notes.
1.14 “Aggregate Stock Consideration” shall mean that number of shares of Parent Common Stock valued at the Closing Share Value equal to Five Million Two Hundred Fifty Thousand and No/100 U.S. Dollars ($5,250,000).
1.15 “Agreement” shall mean this Agreement and Plan of Merger.
1.16 “Ancillary Agreements” shall have the meaning given such term in Section 8.6(a).
1.17 “Balance Sheet” shall mean the interim, internally prepared balance sheet of each of the Companies dated as of December 17, 2010, as included in the Financial Statements.
1.18 “Balance Sheet Date” shall mean December 17, 2010.
1.19 “Basket” shall have the meaning given such term in Section 12.7(a).
1.20 “Benefit Plans” shall mean any defined benefit and defined contribution plan, stock ownership plan, employment or consulting agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code), vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), employee stock option, stock appreciation rights, stock purchase or other equity compensation plan, severance pay plan, cafeteria plan, arrangement, or practice, employee relations policy, practice, or arrangement, and each other employee benefit plan, program, or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which has been maintained by a Company, for the benefit of or relating to any current Employees or to any former Employees or their dependents, survivors, or beneficiaries, whether written or oral, or whether express or implied, or for which any Company, as applicable, or any entity that would be deemed a “single employer” with any Company under Sections 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA has any liability or contingent liability.
1.21 “Business” shall mean the business of an integrated developer, manufacturer and/or marketer of (1) bioimplants manufactured from human amniotic membrane, or (2) amnion based products.
1.22 “Cap” shall have the meaning given such term in Section 12.7(b).
1.23 “Cash” shall mean cash and cash equivalents, as determined in accordance with GAAP.

Schedule I, Page 2

1.24 “CERCLA” shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the rules and regulations promulgated thereunder.
1.25 “Articles of Merger” shall mean the MP Holdings Articles of Merger and the OnRamp Articles of Merger.
1.26 “Claimant” shall have the meaning given such term in Section 12.3.
1.27 “Closing” shall mean the consummation of the Transactions.
1.28 “Closing Date” shall mean the date of the Closing.
1.29 “Closing Indebtedness” shall mean the aggregate amount of Indebtedness of the Companies as of the close of business on the business day immediately preceding the Closing Date.
1.30 “Closing Share Value” shall mean One and No/100 Dollars ($1.00).
1.31 “Closing Working Capital” shall mean Working Capital as of the close of business on the business day immediately preceding the Closing Date.
1.32 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
1.33 “Combined Product” which means any new product of Parent or its Affiliates that incorporates both a placenta derived tissue product incorporating [or related to any] Company Intellectual Property and a proprietary product or process of Parent or its Affiliate.
1.34 “Company” shall mean each of MP Holdings, OnRamp, and Surgical Biologics. “Companies” shall mean, collectively, MP Holdings, OnRamp, and Surgical Biologics.
1.35 “Company Contact” shall have the meaning given such term in Section 8.8(a).
1.36 “Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Companies pursuant to ARTICLE IV, the section and subsection numbers and letters of which correspond to the section and subsection numbers and letters of ARTICLE IV.
1.37 “Company Indemnified Parties” shall have the meaning given such term in Section 12.1(c).
1.38 “Company Intellectual Property” shall mean any Intellectual Property that is, or is claimed by any Company to be, owned by, or exclusively licensed to, Surgical Biologics, MP Holdings, or OnRamp, as applicable.

Schedule I, Page 3

1.39 “Company Governing Documents” shall mean, collectively, the MP Holdings Articles, the MP Holdings Operating Agreement, the OnRamp Articles, the OnRamp Operating Agreement, the Surgical Biologics Articles, and the Surgical Biologics Operating Agreement.
1.40 “Company Licenses” shall have the meaning given such term in Section 4.12(b).
1.41 “Company Material Adverse Effect” shall mean any change, effect, event, condition, state of facts, circumstance or development that has had or could reasonably be expected to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of any Company or the Companies, taken as a whole, or that has prevented or materially delayed the ability of MP Holdings, OnRamp, or the Members to consummate the Transactions; provided, however, that none of the following shall constitute, in and of themselves, a “Company Material Adverse Effect”: (a) changes in general economic conditions or capital or financial markets generally, including interest or exchange rate changes generally, provided that no Company is affected in a manner disproportionate to companies in similar businesses and/or geographic areas; or (b) any natural disaster or acts of terrorism or war, provided that no Company is affected in a manner disproportionate to companies in similar businesses and/or geographic areas.
1.42 “Company Transaction Expenses” shall mean all fees and expenses of the Companies in connection with the preparation, negotiation, and consummation of this Agreement, the Transactions, and the other actions contemplated hereby, including, without limitation: (a) all fees and disbursements payable to legal service providers; (b) all bonuses or severance payments and any payroll taxes associated therewith to be paid to any director, officer or Employee of the Companies; (c) all finders’, brokerage, financial advisor, or similar fees or commissions that are payable by the Companies and each Member based on any agreement, arrangement, commitment or understanding in connection with this Agreement, the Transactions, and the other actions contemplated hereby, or otherwise payable to any investment banker, financial advisor, broker, finder, agent or similar intermediary retained by the Companies; and (d) all fees and expenses related to the procurement or maintenance of the Tail Policy, if any; in each case to the extent not paid out of Cash prior to the close of business on the business day immediately preceding the Closing Date.
1.43 “Competing Acquisition Transaction” shall mean any of the following: (a) any acquisition of, or any merger or consolidation involving, any Company; (b) any sale, license, or other disposition of all or a material portion of the assets of any Company; (c) any license of any material portion of the Company Intellectual Property; (d) the issuance, disposition or acquisition of any capital stock or other Equity Interest in any Company or any right to acquire such capital stock or Equity Interest; and (e) any other business combination, recapitalization, joint venture, or other similar transaction involving any Company or the Business.

Schedule I, Page 4

1.44 “Confidential Information” shall mean any and all of the following information of the parties hereto that has been or may hereafter be disclosed in connection with the Transactions or pursuant to this Agreement in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection, or otherwise by any party hereto or its representatives (collectively, a “Disclosing Party”) to any other party hereto or its representatives (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other Law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions, and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, supplier and customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software, and database technologies, systems, structures, and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns, and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; (iv) and all notes, analyses, compilations, studies, summaries, and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.
1.45 “Consultant” shall mean any Person who is not an Employee of a Company and is a consultant, agent, sales representative, or independent contractor, who directly or indirectly renders or has rendered services to or on behalf of any Company.
1.46 “Contract” shall mean any commitment, arrangement, agreement, contract, note, bond, license, instrument or other binding commitment whether written or oral.
1.47 “Cost of Goods” means the cost to Parent to produce the Surgical Biologics Products, which shall be determined in a manner consistent with the calculation of Unit Cost.
1.48 “Current Assets” shall mean the aggregate dollar amount of all assets properly characterized in accordance with GAAP as current assets of the Companies as of the Closing Date.
1.49 “Current Liabilities” shall mean the aggregate dollar amount of all liabilities (other than Indebtedness) properly characterized in accordance with GAAP as current liabilities of the Companies as of the Closing Date.
1.50 “Direct Claim” shall have the meaning given such term in Section 12.3.
1.51 “Disclosing Party” shall have the meaning given such term under the definition of “Confidential Information.”
1.52 “Dispute” shall mean any dispute, controversy, or claim, whether based on contract, statute, tort, fraud, misrepresentation, or other legal theory, relating directly or indirectly to this Agreement or any agreement contemplated herein, any breach thereof, or the rights and obligations of the parties hereunder.

Schedule I, Page 5

1.53 “Effective Time” shall mean, the later to occur of the time of acceptance of the filing of the Articles of Merger by the Secretary of State of the State of Georgia, or such later time as may be agreed to by the Parent and the Member Representative and specified in the Articles of Merger (it being acknowledged and agreed that the Effective Time shall not occur until both the MP Holdings Merger and the OnRamp Merger have become effective).
1.54 “Employee” shall mean any current or former employee of a Company as of the Closing Date.
1.55 “Employment Agreement” shall have the meaning given such term in Section 7.9.
1.56 “Environmental Laws” shall mean all local, state, federal, and foreign Laws relating to protection of the environment, health, and safety, including soil, land surface, or subsurface strata or medium, surface waters (including navigable waters and ocean waters), ground waters, drinking water supply, and stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource and pollution control, product registration, and Hazardous Materials.
1.57 “Equity Interests” shall mean: (a) equity securities, partnership interests, membership interests, capital stock, preferred stock, or similar ownership interests or other voting securities; (b) options, warrants, rights of first refusal or negotiation, or other rights to acquire equity securities, partnership interests, membership interests, capital stock, preferred stock, or similar ownership interests or other voting securities; (c) securities convertible into or exchangeable for equity securities, partnership interests, membership interests, capital stock, preferred stock, or similar ownership interests or other voting securities; or (d) phantom shares, phantom equity securities, phantom partnership interests, phantom membership interests, or stock or equity appreciation rights.
1.58 “Equity Plan” shall mean any plan of any Company that provides for the issuance of Equity Interests.
1.59 “ERISA” shall mean the Employee Retirement Income Security Act of 1974 , as amended, and the rules and regulations promulgated thereunder.
1.60 “ERISA Affiliate” shall have the meaning given such term in Section 4.15(d).
1.61 “Escrow Agent” shall mean Wells Fargo, N.A., as escrow agent under the Escrow Agreement.
1.62 “Escrow Agreement” shall have the meaning given such term in Section 7.7.
1.63 “Escrow Period” shall mean the period beginning on the Closing Date and ending on the date that is twenty-four (24) months following the Closing Date.

Schedule I, Page 6

1.64 “Escrow Stock” shall mean that number of shares of Parent Common Stock, valued at the Closing Share Value per share, equal to ten percent (10%) of the Aggregate Stock Consideration.
1.65 “Excess Indebtedness” shall have the meaning given such term in Section 3.4(a)(i).
1.66 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
1.67 “FDA Approval Costs” shall mean any and all direct costs or expenses incurred by Surgical Biologics, the Parent or any of their Affiliates specifically in connection with, relating to, or arising out of seeking clearance or approval from the Food and Drug Administration of any Surgical Biologics Product subject to such clearance or approval by the Food and Drug Administration.
1.68 “Financial Statements” shall mean: (a) for each Company, the unaudited balance sheets, profit and loss statements, and statements of cash flows as of and for the years ended December 31, 2007, December 31, 2008, and December 31, 2009, including any footnotes thereto and additional or supplemental information supplied therewith; and (b) each Company’s Balance Sheet, and interim, internally prepared profit and loss statement and statement of cash flows as of and for the period ending December 17, 2010.
1.69 “Forward-Looking Statements” shall have the meaning given such term in Section 13.3.
1.70 “GAAP” shall mean United States generally accepted accounting principles, applied in a manner consistent with past practice.
1.71 “GLLCA” shall mean the Georgia Limited Liability Company Act.
1.72 “Governmental Entity” shall mean any: (a) union of states, state, country, city, town, borough, village, district, or other jurisdiction; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature, including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers; (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; (f) arbitration panel or other similar dispute-resolving panel or body; and (g) official of any of the foregoing.
1.73 “Gross Revenues” shall mean the gross revenues actually received by the Acquisition Parties directly resulting from the sale of Surgical Biologics Products, net of returns and allowances, plus fifty percent (50%) of gross revenues actually received by the Acquisition Parties directly resulting from the sale of Combined Products, net of returns and allowances.

Schedule I, Page 7

1.74 “Hazardous Materials” shall mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid, or gaseous products, or any constituent of any such substance or waste, the management, use, handling, or disposal of which by any Company is in any way governed by or subject to any applicable Environmental Laws.
1.75 “Holdback Amount” shall have the meaning given such term in Section 3.4(a)(i).
1.76 “Indebtedness” shall mean, without duplication, all indebtedness of Surgical Biologics, MP Holdings, or OnRamp, as applicable, for borrowed money and notes payable, including any interest accrued thereon and prepayment or similar penalties and expenses which are outstanding, deferred purchase obligations, capital leases, guarantees of obligations of any other Person, and drawn letters of credit; provided, however, that “Indebtedness” shall not include any indebtedness of one or more of the Companies owed to one or more of the other Companies.
1.77 “Indemnitor” shall have the meaning given such term in Section 12.3.
1.78 “Indemnified Directors and Officers” shall have the meaning given such term in Section 8.9.
1.79 “Independent Accountant” shall mean such accountant as may be agreed upon by the parties.
1.80 “Intellectual Property” shall mean any of the following and all rights in, arising out of, or associated therewith: (a) all United States, international, and foreign patents and applications therefor (of any kind) and all reissues, divisions, renewals, extensions, provisionals, continuations, and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, customer lists, computer programs and other computer software, user interfaces, processes and formulae, source code, object code, algorithms, methodologies, logical data models, physical data models, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs, all documentation relating to any and all of the foregoing, and all trade secret rights in and to any and all of the foregoing; (c) all copyrights, copyrights registrations, and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations, intent-to-use applications, and other registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all domain names; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.
1.81 “IRS” shall mean the Internal Revenue Service.
1.82 “Joinder Agreement” shall mean a joinder agreement, in form and substance acceptable to the Parent, joining each signor thereof as a Member under this Agreement for all purposes.

Schedule I, Page 8

1.83 “Law” or “Laws” shall mean all statutes, codes, regulations, rules, restrictions, ordinances, approvals, directives, licenses or permits, orders, decrees, judgments, injunctions, writs, and awards of, or issued by, any Governmental Entity.
1.84 “Leased Real Property” shall have the meaning given such term in Section 4.11(b).
1.85 “Lien” shall mean any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction.
1.86 “Loss” or “Losses” shall mean any losses, damages, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, costs, and expenses (including all reasonable out-of-pocket expenses, reasonable investigation expenses, and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever.
1.87 “Material Contract” shall have the meaning given such term in Section 4.13(b).
1.88 “Material Customer” shall have the meaning given such term in Section 4.27(a).
1.89 “Material Supplier” shall have the meaning given such term in Section 4.27(b).
1.90 “Member” shall mean each of the MP Holdings Members and the OnRamp Members.
1.91 “Members” shall mean collectively the MP Holdings Members and the OnRamp Members.
1.92 “Member Representative” shall have the meaning given such term in the preamble.
1.93 “Merger” shall have the meaning given such term in the recitals.
1.94 “MP Holdings” shall have the meaning given such term in the preamble.
1.95 “MP Holdings Acquisition Sub” shall have the meaning given such term in the preamble.
1.96 “MP Holdings Additional Amounts” shall mean the product of the applicable Additional Payment Amount in question multiplied by the MP Holdings Percentage.

Schedule I, Page 9

1.97 “MP Holdings Articles” shall mean the Articles of Organization of MP Holdings in effect on the date hereof.
1.98 “MP Holdings Articles of Merger” shall have the meaning given such term in Section 2.1(b).
1.99 “MP Holdings Closing Cash Consideration” shall mean all of the Aggregate Closing Cash Consideration.
1.100 “MP Holdings Closing Consideration” shall mean, collectively, the MP Holdings Closing Cash Consideration, the MP Holdings Notes, and the MP Holdings Closing Stock Consideration.
1.101 “MP Holdings Closing Stock Consideration” shall mean that number of shares of Parent Common Stock equal to the product of the Aggregate Closing Stock Consideration multiplied by the MP Holdings Percentage.
1.102 “MP Holdings Consideration” shall have the meaning given such term in Section 3.1(a).
1.103 “MP Holdings Managers” shall have the meaning given such term in the recitals.
1.104 “MP Holdings Member(s)” shall mean the owners, holders, and beneficial owners of MP Holdings Membership Interests immediately prior to the Closing.
1.105 “MP Holdings Membership Interests” shall mean all of the outstanding membership interests of MP Holdings.
1.106 “MP Holdings Merger” shall have the meaning given such term in the recitals.
1.107 “MP Holdings Notes” shall mean the secured promissory notes issued to the MP Holdings Members substantially in the form attached hereto as Exhibit A, in the aggregate principal amount equal to the MP Holdings Note Consideration.
1.108 “MP Holdings Note Consideration” shall mean an aggregate amount equal to the product of $1,250,000 multiplied by the MP Holdings Percentage.
1.109 “MP Holdings Operating Agreement” shall mean the Operating Agreement of MP Holdings in effect on the date hereof.
1.110 “MP Holdings Percentage” shall mean [twenty-nine percent (29%)].
1.111 “Notes” shall mean the MP Holdings Notes and the OnRamp Notes.
1.112 “NuTech” shall mean NuTech Development & Design LLC.

Schedule I, Page 10

1.113 “NuTech Agreement” shall mean that certain “Tissue Supply Agreement” dated May 27, 2010, between Surgical Biologics and NuTech.
1.114 “Options” shall mean any options to purchase an Equity Interest in any Company, granted pursuant to an Equity Plan or any Contract.
1.115 “OnRamp” shall have the meaning given such term in the preamble.
1.116 “OnRamp Acquisition Sub” shall have the meaning given such term in the preamble.
1.117 “OnRamp Additional Amounts” shall mean the product of the applicable Additional Payment Amount in question multiplied by the OnRamp Percentage.
1.118 “OnRamp Articles” shall mean the Articles of Organization of OnRamp in effect on the date hereof.
1.119 “OnRamp Articles of Merger” shall have the meaning given such term in Section 2.1(b).
1.120 “OnRamp Closing Cash Consideration” shall mean shall mean zero dollars ($0.00).
1.121 “OnRamp Closing Consideration” shall mean, collectively, the OnRamp Closing Cash Consideration, the OnRamp Notes, and the OnRamp Closing Stock Consideration.
1.122 “OnRamp Closing Stock Consideration” shall mean that number of shares of Parent Common Stock equal to the product of the Aggregate Closing Stock Consideration multiplied by the OnRamp Percentage.
1.123 “OnRamp Consideration” shall have the meaning given such term in Section 3.1(b).
1.124 “OnRamp Managers” shall have the meaning given such term in the recitals.
1.125 “OnRamp Member(s)” shall mean the owners, holders, and beneficial owners of the OnRamp Membership Interests immediately prior to the Closing.
1.126 “OnRamp Membership Interests” shall mean all of the outstanding membership interests of OnRamp.
1.127 “OnRamp Merger” shall have the meaning given such term in the recitals.
1.128 “OnRamp Notes” shall mean the secured promissory notes issued to the OnRamp Members substantially in the form attached hereto as Exhibit A, in the aggregate principal amount equal to the OnRamp Note Consideration.

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1.129 “OnRamp Note Consideration” shall mean an amount equal to the product of $1,250,000 multiplied by the OnRamp Percentage.
1.130 “OnRamp Operating Agreement” shall mean the Operating Agreement of OnRamp in effect on the date hereof.
1.131 “OnRamp Percentage” shall mean seventy-one percent (71%).
1.132 “Parent” shall have the meaning given such term in the preamble.
1.133 “Parent Common Stock” shall mean the common stock, par value $.001, of the Parent.
1.134 “Parent Contact” shall have the meaning given such term in Section 8.8(a).
1.135 “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances, and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws, those relating to the occupancy or use of owned or leased real property, and those relating to the gaming industry).
1.136 “Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture, or other entity or a Governmental Entity.
1.137 “Pre-Closing Tax Period” shall have the meaning given such term in Section 12.1(a)(v).
1.138 “Property Lease” and “Property Leases” shall have the meanings given such terms in Section 4.11(b).
1.139 “Receiving Party” shall have the meaning given such term under the definition of “Confidential Information.”
1.140 “Registration Rights Agreement” shall have the meaning given such term in Section 7.10.
1.141 “Related Persons” shall mean any Member or any directors, officers, and Employees of any Company, or any person with whom any Members or such directors, officers, or Employees has any direct or indirect relation by blood, marriage, or adoption, or any Person in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the counter market and less than five percent (5%) of the stock of which is beneficially owned by all such persons in the aggregate).
1.142 “Required Consents” shall mean the consents, approvals, authorizations, and notices referred to in Section 4.4.

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1.143 “Resignation and Release” shall have the meaning given such term in Section 7.5.
1.144 “Restrictive Covenants Agreement” shall have the meaning given such term in Section 7.8.
1.145 “SEC” shall mean the Securities and Exchange Commission.
1.146 “Securities Act” shall mean the Securities Act of 1933, as amended.
1.147 “Security Agreement” shall have the meaning given such term in Section 7.11.
1.148 “Seller Fundamental Representation” and “Seller Fundamental Representations” shall have the meanings given such terms in Section 12.2(a).
1.149 “Straddle Period” shall have the meaning given such term in Section 12.1(a)(v).
1.150 “Subsidiary” shall mean with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary’’ shall include all Subsidiaries of such Subsidiary, and any former Subsidiary.
1.151 “Surgical Biologics” shall have the meaning given such term in the recitals.
1.152 “Surgical Biologics Articles” shall mean the Articles of Organization of Surgical Biologics filed with the Georgia Secretary of State on February 6, 2006.
1.153 “Surgical Biologics Membership Interests” shall mean all of the outstanding membership interests of Surgical Biologics.
1.154 “Surgical Biologics Operating Agreement” shall mean the Second Amended and Restated Operating Agreement of Surgical Biologics dated as of January 1, 2010.

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1.155 “Surgical Biologics Products” shall mean those products listed on Schedule 1.155 attached hereto and incorporated herein by reference, plus any products based primarily on the Company Intellectual Property.
1.156 “Surviving Company” shall mean, as of the Effective Time, MP Holdings Acquisition Sub, OnRamp Acquisition Sub, or Surgical Biologics, as applicable, and collectively, the “Surviving Companies.”
1.157 “Surviving Company Indemnified Parties” shall have the meaning given such term in Section 12.1(a).
1.158 “Tail Policy” shall mean the extended reporting period endorsements under the Companies’ existing directors’ and officers’ liability insurance coverage, as contemplated by Section 8.9.
1.159 “Tax” or “Taxes” shall mean all federal, state, local, territorial, and foreign taxes, levies, deficiencies, or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, corporation tax, pay as you earn, national insurance, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any taxing authority, including any transferee liability in respect of any Tax (whether imposed by law, contractual agreement, or otherwise) and any liability in respect of any Tax as a result of being a member of any affiliated, consolidated, combined unitary, or similar group, including any liability pursuant to Treasury Regulation Section 1.1502-6, and including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not.
1.160 “Tax Return” shall mean any federal, state, local, or foreign return, declaration, report, claim for refund, amended return, declarations of estimated Tax, information return, or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, or collection of any Taxes, and including any amendment thereof, as well as, where permitted or required, combined or consolidated returns for any group of entities that include any Company.
1.161 “Third Person Claim” shall have the meaning given such term in Section 12.4(a).
1.162 “Transaction Consideration” shall mean the sum of the OnRamp Consideration and the MP Holdings Consideration.
1.163 “Transaction Consideration Schedule” shall have the meaning given such term in Section 3.4(a)(i).

Schedule I, Page 14

1.164 “Transactions” shall mean the Merger and the other transactions contemplated by this Agreement.
1.165 “Unit Cost” shall mean, with respect to a particular Surgical Biologics Product, the “Cost per graft” for such Surgical Biologics Product shown on Schedule 1.155 attached hereto, which includes the methodology for calculating the Unit Cost.
1.166 “Warrants” shall mean any warrants to purchase an Equity Interest in any Company pursuant to any Contract between any Company and the holder of the warrant.
1.167 “Working Capital” shall mean Current Assets minus Current Liabilities.
1.168 “Working Capital Deficit” shall mean the amount, if any, determined in accordance with Section 3.4(a)(ii)

Schedule I, Page 15

Exhibit A
Form of Notes
(copy attached)

Exhibit B
Resignation and Release
(copy attached)

Exhibit C
Escrow Agreement
(copy attached)

Exhibit D
Restrictive Covenants Agreement
(copy attached)

Exhibit E
Employment Agreement
(copy attached)

Exhibit F
Registration Rights Agreement
(copy attached)

REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (the “Agreement”) made effective as of the                      day of                                         , 201  _____  is entered into by and among MiMedx Group, Inc., a Florida corporation (the “Company”), and certain persons and entities holding securities of the Company who sign the signature page to this Agreement (individually, an “Shareholder” and, collectively, the “Shareholders”).
WHEREAS, the Company and the Shareholder are parties to that certain Agreement and Plan of Merger, dated as of December  _____, 2010 (the “Merger Agreement”), by and among: the Company; MP Holdings Acquisition Sub, LLC, a limited liability company organized under the laws of the State of Georgia; OnRamp Acquisition Sub, LLC, a limited liability company organized under the laws of the State of Georgia; Membrane Products Holdings, LLC, a limited liability company organized under the laws of the State of Georgia (“MP Holdings”); each of the MP Holdings Members (as defined therein); Onramp Capital Investments, LLC, a limited liability company organized under the laws of the State of Georgia (“OnRamp”); each of the OnRamp Members (as defined therein); John Daniel, in his capacity as the Member Representative (as defined therein) (“Member Representative”); and Surgical Biologics, LLC, a limited liability company organized under the laws of the State of Georgia (“Surgical Biologics”);
WHEREAS, in connection with the acquisition of MP Holdings and OnRamp, the Company will issue unregistered shares of the Company’s common stock to the Shareholders, in connection with which the Company wishes to grant certain registration rights to the Shareholders.
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:
Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
“Affiliate” means with respect to any Shareholder, any partner or member of such Shareholder, or any Person that directly or indirectly controls or is controlled by or is under common control with, such Shareholder.
“Articles of Incorporation” means the Company’s Articles of Incorporation in effect on the date hereof and as amended, modified or restated from time to time.
“Blue Sky Application” has the meaning ascribed to such term in Section 4(a) hereof.
“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act and the Exchange Act.
“Common Stock” means the common stock of the Company and any other securities into which or for which any of the common stock of the Company may be converted or exchanged pursuant to a stock split, stock dividend, plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

“Employee Shares” means the shares of Common Stock owned or beneficially held by the executive officers of the Company from time to time.
“Exchange Act” means the Securities Exchange Act of 1934, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
“Form S-1, S-3 and SB-2” means Forms S-1, S-3 and SB-2, as the case may be, promulgated under the Securities Act and as in effect on the date hereof or any similar or successor forms promulgated under the Securities Act or adopted by the Commission.
“Merger Stock” means the (i) shares of Common Stock issued to the Shareholders pursuant to the Merger Agreement, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Merger Stock.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.
“Registrable Shares” means, in the aggregate, that number of shares of Merger Stock equal to the number of Employee Shares being registered by the Company under the Securities Act, and, with respect to a Shareholder, that number of shares of the Merger Stock held by such Shareholder equal to the number of Employee Shares being registered by the Company under the Securities Act multiplied by the percentage of the Merger Stock received by such Shareholder pursuant to the Merger Agreement.
“Registration Expenses” has the meaning ascribed to such term in Section 7 hereof.
“Rule 144” means Rule 144 promulgated under the Securities Act or any similar or successor rule.
“Rule 145” means Rule 145 promulgated under the Securities Act or any similar or successor rule.
“Securities Act” means the Securities Act of 1933, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
“Selling Expenses” has the meaning ascribed to such term in Section 7 hereof.

Section 2. “Piggy-Back” Registrations.
(a) If the Company at any time after the issuance of the Merger Stock to the undersigned Shareholders, at a time when its equity securities are registered under Section 12 of the Exchange Act, proposes to register under the Securities Act any shares of Employee Shares (except with respect to (i) registration statements on Forms S-4, S-8 or any successor to such forms or another form not available for registering the Registrable Shares for sale to the public or (ii) any registration statement including only securities issued pursuant to a dividend reinvestment plan), each such time it will promptly give written notice to all Shareholders holding Registrable Shares of its intention so to do. Upon the written request of any such Shareholder, received by the Company within 20 days after the giving of any such notice by the Company, to register any or all of such Shareholder’s Registrable Shares, the Company will use its commercially reasonable efforts to cause the Registrable Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the Shareholder (in accordance with its written request) of such Registrable Shares so registered. The Company shall be obligated to include in such registration statement only such limited portion of Registrable Shares with respect to which such Shareholder has requested inclusion hereunder.
(b) If the registration of which the Company gives notice as provided above is for a registered public offering involving an underwriting, the Company shall so advise the Shareholders holding Registrable Shares as a part of the written notice given pursuant to this Section 2. In such event the right of any Shareholder holding Registrable Shares to registration pursuant to this Section 2 shall be conditioned upon such Shareholder’s participation in such underwriting to the extent provided herein. All Shareholders holding Registrable Shares proposing to distribute their securities through such underwriting shall (together with the shares of Common Stock to be registered by the Company and shares of Common Stock held by Persons who by virtue of agreements with the Company are entitled to include shares in such registration) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. If any Shareholder holding Registrable Shares disapproves of the terms of any such underwriting, that Shareholder may elect to withdraw therefrom by timely written notice to the Company and the underwriter. Any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.
(c) Notwithstanding any other provision of this Section 2, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten or if the Commission imposes such a limitation, such limitation will be imposed pro rata with respect to all securities whose holders have a contractual, incidental (“Piggy-Back”) right to include such securities in the registration statement and as to which inclusion has been requested pursuant to such right, provided, however, that no such reduction shall reduce the number of securities held by Shareholders holding Registrable Shares proposing to distribute their securities through such underwriting if any securities are to be included in such underwriting for the account of any Person other than the Company or Shareholders holding Registrable Shares other than a Shareholder exercising a demand or required registration right.
(d) Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 2 without thereby incurring any liability to the Shareholders.

Section 3. Expiration of Obligations. The obligations of the Company to register Registrable Shares pursuant to Section 2 of this Agreement shall expire on the first to occur of (i) the date when the Shareholder holding of such Registrable Shares shall be able to sell its Registrable Shares under Rule 144 and Rule 145, or (ii) when no Registrable Shares are outstanding.
Section 4. Indemnification; Procedures; Contribution.
(a) In the event that the Company registers any of the Registrable Shares under the Securities Act in accordance with this Agreement, the Company will, to the extent permitted by law, indemnify and hold harmless each Shareholder holding, and each underwriter of, the Registrable Shares (including their officers, directors, affiliates and partners) so registered (including any broker or dealer through whom such shares may be sold) and each Person, if any, who controls such Shareholder or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse each such Shareholder, each such underwriter and each such controlling Person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement, any filing with any state or federal securities commission or agency or any prospectus, offering circular or other document created or approved by the Company incident to such registration (including any related notification, registration statement under which such Registrable Shares were registered under the Securities Act pursuant to Section 2 of this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Shares under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”), (iii) any omission or alleged omission to state in any such registration statement, prospectus, amendment or supplement or in any Blue Sky Application executed or filed by the Company, a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) any violation by the Company or its agents of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration, or (v) any failure to register or qualify the Registrable Shares in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification (provided that in such instance the Company shall not be so liable if it has used its commercially reasonable efforts to so register or qualify the Registrable Shares) and will reimburse each such Shareholder, and such officer, director and partner, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that the Company will not be liable in any such case (y) if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by any Shareholder, any underwriter or any controlling Person in writing specifically for use in such registration statement or prospectus, or (z) in the case of a sale directly by such Shareholder of Registrable Shares (including a sale of such Registrable Shares through any underwriter retained by such Shareholder to engage in a distribution solely on behalf of such Shareholder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Shareholder holding Registrable Shares failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of Registrable Shares to the Person asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act or any state securities laws.
(b) In the event of a registration of any of the Registrable Shares under the Securities Act pursuant to Section 2 of this Agreement, each seller of such Registrable Shares thereunder, severally and not jointly, will indemnify and hold harmless the Company, each Person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other seller of Registrable Shares, each underwriter and each Person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, other seller, underwriter or controlling Person may become subject under the Securities Act or otherwise, solely insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any prospectus offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Shares were registered under the Securities Act pursuant to Section 2, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), or any Blue Sky Application or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, other seller, underwriter and controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; and provided, further, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of all securities sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such seller from the sale of Registrable Shares covered by such registration statement. Not in limitation of the foregoing, it is understood and agreed that, except as set forth in Section 4(e), the indemnification obligations of any seller hereunder pursuant to any underwriting agreement entered into in connection herewith shall be limited to the obligations contained in this subparagraph (b).

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 4 and shall only relieve it from any liability which it may have to such indemnified party under this Section 4 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 4 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action, and the indemnification agreements contained in Sections 4(a) and 4(b) shall not apply to any settlement entered into in violation of this sentence. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.
(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Shareholder exercising rights under this Agreement, or any controlling Person of any such Shareholder, makes a claim for indemnification pursuant to this Section 4 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such Shareholder or any such controlling Person in circumstances for which indemnification is provided under this Section 4, then, and in each such case, the Company and such Shareholder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Shareholder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion, provided, however, that, in any such case, (A) no such Shareholder will be required to contribute any amount in excess of the proceeds received from the sale of all such Registrable Shares offered by such Shareholder pursuant to such registration statement and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f) The indemnities and obligations provided in this Section 4 shall survive the completion of any offering of Registrable Shares and the transfer of any Registrable Shares by such Shareholder.
Section 5. Exchange Act Registration and Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Shares to the public without registration, except as provided in paragraph (c) below, at all times after 180 days after (i) any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, or (ii) so long as the Company’s equity securities are registered pursuant to Section 12 of the Exchange Act, the Company agrees that it will use its commercially reasonable efforts to:
(a) Make and keep public information available, as those terms are understood and defined in Rule 144, so long as the Company remains subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act;
(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;
(c) Take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Shareholders holding Registrable Shares to utilize Form S-3 for the sale of their Registrable Shares, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;
(d) Furnish to each Shareholder holding Registrable Shares forthwith upon request (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and, so long as the Company is subject to such reporting requirements, of the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), (B) a copy of the most recent annual or quarterly report of the Company and (C) such other information, reports and documents so filed by the Company as such Shareholder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Shareholder to sell any Registrable Shares without registration; and
(e) Make available to each Shareholder the same services with regard to customary Rule 144 legal opinions as it provides to its affiliates.

Section 6. Registration Procedures.
(a) If and whenever the Company is required by the provisions of Section 2 of this Agreement to use its commercially reasonable efforts to effect the registration of any Registrable Shares under the Securities Act, the Company will, as expeditiously as possible:
(i) Prepare and file with the Commission a registration statement with respect to such securities, including executing an undertaking to file post-effective amendments, and use its commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby;
(ii) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified herein and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;
(iii) Furnish to each seller of Registrable Shares and to each underwriter such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such Persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Shares covered by such registration statement;
(iv) Use its commercially reasonable efforts to register or qualify the Registrable Shares covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Registrable Shares or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, unless the Company is already subject to service in such jurisdiction;
(v) Use its commercially reasonable efforts to list the Registrable Shares covered by such registration statement with any securities exchange or quotation system on which the Common Stock of the Company is then listed;
(vi) Use its commercially reasonable efforts to comply with all applicable rules and regulations under the Securities Act and Exchange Act;

(vii) Immediately notify each seller of Registrable Shares and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to such seller a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;
(viii) If the offering is underwritten and at the request of any seller of Registrable Shares, furnish on the date that Registrable Shares are delivered to the underwriters for sale pursuant to such registration (i) an opinion, in customary form and dated the effective date of the registration statement, of counsel representing the Company for the purposes of such registration, addressed to the underwriters to such effect as reasonably may be requested by counsel for the underwriters and copies of such opinion addressed to the sellers of Registrable Shares and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;
(ix) Upon reasonable notice and at reasonable times during normal business hours, make available for inspection by each seller of Registrable Shares, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;
(x) Cooperate with the selling Shareholders and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be sold, such certificates to be in such denominations and registered in such names as such Shareholders or the managing underwriter may request at least two business days prior to any sale of Registrable Shares; and

(xi) Permit any Shareholder holding Registrable Shares which Shareholder, in the sole and exclusive judgment, exercised in good faith, of such Shareholder, might be deemed to be a controlling Person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Shareholder and its counsel should be included.
(b) For purposes of this Agreement, the period of distribution of Registrable Shares in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Shares in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Shares covered thereby or 180 days after the effective date thereof, provided, however, in the case of any registration of Registrable Shares on Form S-3 or a comparable or successor form which are intended to be offered on a continuous or delayed basis, such 180 day-period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Shares are sold, provided that Rule 415, or any successor or similar rule promulgated under the Securities Act, permits the offering to be conducted on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment, permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a)(3) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.
(c) Whenever under the preceding Sections of this Agreement the Shareholders holding Registrable Shares are registering such shares pursuant to any registration statement, each such Shareholder agrees to (i) timely provide in writing to the Company, at its request, such information and materials as the Company may reasonably request in order to effect the registration of such Registrable Shares in compliance with federal and applicable state securities laws, and (ii) provide the Company with appropriate representations with respect to the accuracy of such information provided by such Sellers pursuant to subsection (i).
Section 7. Expenses. In the case of any registration statement under Section 2 of this Agreement, the Company shall bear all costs and expenses of each such registration, including, but not limited to, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc. (as any successor thereto), transfer taxes, fees of transfer agents and registrars, costs of any insurance which might be obtained by the Company with respect to the offering by the Company and the reasonable fees and disbursements of one counsel selected by a majority in interest of the sellers of Registrable Shares (collectively, “Registration Expenses”). The Company shall have no obligation to pay or otherwise bear any portion of the underwriters’ commissions or discounts attributable to the Registrable Shares (“Selling Expenses”). All Selling Expenses in connection with each registration statement under Section 2 of this Agreement shall be borne by the participating sellers (including the Company, where applicable) in proportion to the number of shares registered by each, or by such participating sellers other than the Company (to the extent the Company shall be a seller) as they may agree.

Section 8. Delay of Registration. For a period not to exceed 180 days, the Company shall not be obligated to prepare and file, or be prevented from delaying or abandoning, a registration statement pursuant to this Agreement at any time when the Company furnishes to Shareholders holding Registrable Shares that have requested to have such Registrable Shares included in a registration statement covered by the terms of this Agreement a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors of the Company the filing thereof at the time requested, or the offering of Registrable Shares pursuant thereto, would be seriously detrimental to the Company or its shareholders, or materially and adversely affect (a) a pending or scheduled public offering of the Company’s securities, (b) an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction by or of the Company, (c) pre-existing and continuing negotiations, discussions or pending proposals with respect to any of the foregoing transactions, or (d) the financial condition of the Company in view of the disclosure of any pending or threatened litigation, claim, assessment or governmental investigation which may be required thereby, and that the failure to disclose any material information with respect to the foregoing would cause a violation of the Securities Act or the Exchange Act.
Section 9. Conditions to Registration Obligations. The Company shall not be obligated to effect the registration of Registrable Shares pursuant to Section 2 of this Agreement unless all holders of shares being registered consent to reasonable conditions imposed by the Company as the Company shall determine with the advice of counsel to be required by law including, without limitation:
(a) Conditions prohibiting the sale of shares by such holders until the registration shall have been effective for a specified period of time;
(b) Conditions requiring such Shareholder to comply with all prospectus delivery requirements of the Securities Act and with all anti-stabilization, anti-manipulation and similar provisions of Section 10 of the Exchange Act and any rules issued thereunder by the Commission, and to furnish to the Company information about sales made in such public offering;
(c) Conditions prohibiting such holders upon receipt of facsimile, electronic or written notice from the Company (until further notice) from effecting sales of shares, such notice being given to permit the Company to correct or update a registration statement or prospectus;
(d) Conditions requiring that at the end of the period during which the Company is obligated to keep the registration statement effective, the holders of shares included in the registration statement shall discontinue sales of shares pursuant to such registration statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such registration statement that remain unsold, and requiring such holders to notify the Company of the number of shares registered that remain unsold immediately upon receipt of notice from the Company; and
(e) Conditions requiring the Shareholders holding Registrable Shares to enter into an underwriting agreement in form and substance reasonably satisfactory to the Company and the Shareholders holding Registrable Shares.

Section 10. Miscellaneous.
(a) No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
(b) Except as hereinafter provided, amendments or additions to this Agreement may be made, this Agreement may be terminated, and compliance with any covenant or provision set forth herein may be omitted or waived, only with the written consent of the Company and the Shareholder or Shareholders of at least a majority in interest of the Registrable Shares; provided, however, that any modification or amendment that affects any such Shareholder in a manner different from the effect on the other Shareholders of Registrable Shares shall require the affirmative approval of such Shareholder. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, this Agreement may be amended to add new parties and/or Registrable Shares the Company consents thereto and any new party executes and delivers to the Company a copy of the signature page hereto.
(c) All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid:
If to the Company to:	MiMedx Group, Inc. 811 Livingston Court. SE, Suite B Marietta, Georgia 30067 Attn: General Counsel Fax No: (678) 384-6741
If to any Shareholder to:	The address of such Shareholder as set forth in the records of the Company
All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(d) This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.
(e) In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.
(f) The parties hereto acknowledge and agree that (i) each party and its counsel, if so represented, reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision and (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.
(g) All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.
(h) This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Georgia without giving effect to the conflict of law principles thereof.
(i) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Georgia or of the United States of America for the Northern District of Georgia. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 10(c) hereof.
(j) In the event of any change in the Common Stock or other securities covered hereunder, by way of a stock split, stock dividend, combination or redemption, or through merger, consolidation, reorganization or otherwise, appropriate adjustment shall be made in the provisions hereof, including, without limitation, an equitable adjustment of to the number of Registrable Shares. For purposes of determining the number of shares held by any Shareholder, all shares held by any Affiliate of such Shareholder shall be deemed to be held by such Shareholder.

(k) No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(l) The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
(m) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterparts.
[Signatures contained on the following pages]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement or caused this Registration Rights Agreement to be executed by their duly authorized representatives as of the date first above written.

COMPANY: MiMedx Group, Inc.
By:
Name:
Title:
[Shareholders’ signatures contained on the following pages]

COUNTERPART SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT
OF MIMEDX GROUP, INC.
The undersigned, desiring to become a party as an Shareholder to the Registration Rights Agreement effective as of                       _____, 201_, by and among MiMedx Group, Inc. and the Shareholders (as defined therein) (the “Registration Rights Agreement”), hereby accepts, adopts, and agrees to be bound by all terms, conditions, and representations set forth in the Registration Rights Agreement and, by executing this Counterpart Signature Page, hereby authorizes this Counterpart Signature Page to be attached to and become part of the Registration Rights Agreement.
Executed under seal as of this                      day of                     , 201__.

Signature for Corporate, Partnership, or other Equity Shareholder:	Signature for Individual Shareholder:

(Signature)
(Print Name of Entity)

Print Name:

By:
Print Name:
Print Title:

Exhibit G
Security Agreement
(copy attached)